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                        INTERNET SERVICE RESALE AGREEMENT

                                  By and Among

                             SBC COMMUNICATIONS INC.

                        SBC INTERNET COMMUNICATIONS, INC.

                       PRODIGY COMMUNICATIONS CORPORATION

                                       and

                   PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                           Dated as of January 1, 2001


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                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
ARTICLE I DEFINITIONS..........................................................  1

ARTICLE II AMENDMENT AND RESTATEMENT OF THE STRATEGIC AND MARKETING AGREEMENT..  1
 2.1 Generally.................................................................  1
 2.2 Single Point of Contact and Escalation Process............................  1

ARTICLE III RESALE RELATIONSHIP................................................  1
 3.1 Generally.................................................................  1
 3.2 License to Marketing Materials............................................  1
 3.3 Exclusivity and Limits on Exclusivity.....................................  1
 3.4 SBC Subscribers and Legacy Subscribers....................................  1
 3.5 Telecommunications Services...............................................  1
 3.6 DSL Preference............................................................  1
 3.7 Packaging.................................................................  1
 3.8 Access to Subscriber Information..........................................  1
 3.9 Access to Arrangements....................................................  1

ARTICLE IV INTELLECTUAL PROPERTY...............................................  1
 4.1 License Grants............................................................  1
 4.2 Portal Intellectual Property..............................................  1
 4.3 Future Products...........................................................  1

ARTICLE V PRODUCT DEVELOPMENT; PORTAL..........................................  1
 5.1 Development of Client Software............................................  1
 5.2 Prodigy Portal............................................................  1
 5.3 Product Development Details...............................................  1

ARTICLE VI NETWORK SERVICES....................................................  1
 6.1 Network Services Packaged with the Resold Prodigy Service.................  1
 6.2 SBC Preference for Network Services.......................................  1
 6.3 Qualifications on Preference..............................................  1
 6.4 Favored Pricing; Third Party Agreements...................................  1
 6.5 Day-to-Day Business Operations of Prodigy.................................  1
 6.6 Technical Assistance by SBC...............................................  1
 6.7 Global Services Provider..................................................  1

ARTICLE VII DISPUTE RESOLUTION.................................................  1
 7.1 Negotiation...............................................................  1
 7.2 Arbitration...............................................................  1




ARTICLE VIII ADDITIONAL AGREEMENTS.............................................  1
 8.1 Additional Agreements.....................................................  1
 8.2 Customer Care.............................................................  1

ARTICLE IX TERMINATION.........................................................  1
 9.1 Termination of Agreement..................................................  1

ARTICLE X REPRESENTATIONS AND WARRANTIES.......................................  1
 10.1 Representations and Warranties of Prodigy and Operating Partnership......  1
 10.2 Representations and Warranties of SBC and SBC Sub........................  1

ARTICLE XI MISCELLANEOUS.......................................................  1
 11.1 Assignment...............................................................  1
 11.2 Governing Law; Venue; Waiver of Jury Trial...............................  1
 11.3 Counterparts.............................................................  1
 11.4 Notices..................................................................  1
 11.5 Entire Agreement.........................................................  1
 11.6 Amendment................................................................  1
 11.7 Severability.............................................................  1
 11.8 Headings; Recitals.......................................................  1
 11.9 No Waiver of Rights......................................................  1
 11.10 Remedies Cumulative.....................................................  1
 11.11 No Agency...............................................................  1
 11.12 No Third Party Beneficiaries............................................  1
 11.13 Force Majeure...........................................................  1
 11.14 Further Assurances; Affiliates..........................................  1
 11.15 Export Controls.........................................................  1
 11.16 Negotiated Terms........................................................  1
 11.17 Principles Of Construction..............................................  1
 11.18 Confidentiality.........................................................  1
 11.19 Taxes...................................................................  1
 11.20 Treatment in Accordance with Future Transactions........................  1


                       INTERNET SERVICE RESALE AGREEMENT

          This Internet Service Resale Agreement (the "Agreement"), which is an amendment and restatement of the Strategic and Marketing Agreement (as defined below), is made to be effective as of the first day of January, 2001 ("Effective Date") by and among SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Internet Communications, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of SBC ("SBC Sub"), on the one hand, and Prodigy Communications Corporation, a Delaware corporation ("Prodigy"), and Prodigy Communications Limited Partnership, a Delaware limited partnership ("Operating Partnership"), on the other hand. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Investment Agreement (as defined below).

                                  WITNESSETH:

          WHEREAS, as of the 19th day of November, 1999, SBC, SBC Sub, Prodigy, Prodigy Transition Corporation, a Delaware corporation and a wholly owned subsidiary of Prodigy ("PTC"), and Operating Partnership entered into the Strategic and Marketing Agreement (the "Strategic and Marketing Agreement") and the Investment, Issuance, Contribution and Assumption Agreement (the "Investment Agreement") pursuant to which SBC, SBC Sub, Prodigy and PTC combined Prodigy's Internet operations with SBC's consumer and small business Internet operations;

          WHEREAS, SBC, SBC Sub, Prodigy and PTC acknowledge and agree that it is in their respective best interests to amend and restate the Strategic and Marketing Agreement as provided in this Agreement and the Narrowband Internet Service Sales Agency Agreement by and between the Parties hereto of even date herewith (the "Sales Agency Agreement"), that the Strategic and Marketing Agreement and any and all agreements and plans adopted pursuant to the Strategic and Marketing Agreement will be of no further force and effect (except as provided herein) and the Strategic and Marketing Agreement shall be replaced in all respects by this Agreement and the Sales Agency Agreement;

          WHEREAS, SBC Sub wishes to purchase the Prodigy Internet Service for resale by SBC, its Affiliates and distributors to (i) its customers using Broadband Access acquired from SBC or its Affiliates and (ii) its business customers using Narrowband Access;

          WHEREAS, Prodigy, Operating Partnership, SBC and SBC Sub (each a "Party" and collectively the "Parties") wish for Prodigy and Operating Partnership to become a leading ISP in the United States;

          WHEREAS, the Parties desire that SBC and its Affiliates be the preferred provider of Network Services used to Deliver the Prodigy Service.

          NOW, THEREFORE, in consideration of the premises, agreements, representations, covenants and warranties herein contained, the Parties agree as follows.

                                   ARTICLE I
                                  DEFINITIONS

          As used in this Agreement, the following terms will have the meaning ascribed to them below:

          "Advertisement" means an interactive advertisement, promotion, link, banner, pointer or sponsorship.

          "Affiliate" of any specified Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person. For the purposes of this Agreement, SBC Sub is an Affiliate of SBC and each of Operating Partnership and PTC is an Affiliate of Prodigy, and Cingular Wireless LLC shall not be considered an Affiliate of SBC, provided, however, SBC shall use commercially reasonable efforts to cause Cingular Wirelss LLC to comply with the provisions of this Agreement as if Cingular Wireless LLC were an Affiliate of SBC.

          "Affinity and OEM Marketing Plan" has the meaning set forth in Section 8.1(c).

          "Arbitration Notice" has the meaning set forth in Section 7.2(a).

          "Assume" has the meaning set forth in the Investment Agreement.

          "Bankruptcy and Equity Exception" has the meaning set forth in Section 10.1(a).

          "Base Wholesale Price" has the meaning set forth in Section 3.4(c).

          "Brand" or "Branding" means the trademarks, tradenames, service marks or logos of one Person and its Affiliates that are used to identify a particular product or service.

          "Broadband" or "Broadband Access" means Internet connectivity between an Internet subscriber's location and up to and including the backbone and any GSP through DSL access or other forms of high speed access with one or more speeds at least one of which is at least 144 kilobits per second downstream, including connectivity by means of coaxial cable, wireless and satellite transmissions.

          "Broadband Access Subscriber Commitment" has the meaning assigned to such term in Section 3.4(d).

          "Business Day" means any day other than Saturday, Sunday or a day on which banks in the City of Austin, Texas are authorized or obligated by law or executive order to close.

          "Business Customer" means a customer of SBC that is subscribing to a business class of telephone service.

          "Business Customer Narrowband Wholesale Price" shall have the meaning assigned to such term in Section 3.4(c).

          "Category I Work Products" has the meaning set forth in Section
4.3(a).

          "Category II Work Products" has the meaning set forth in Section
4.3(c).

          "Claim" has the meaning set forth in Section 7.1.

          "Client Documentation" means the documentation included with the Commercial Client and the Licensed Client, including any Upgrades thereto.

          "Closing" has the meaning set forth in Section 3.1 of the Investment Agreement.

          "Closing Date" has the meaning set forth in Section 3.1 of the Investment Agreement.

          "Co-Brand" means a composite mark or other combination of the Brands of two or more Persons.

          "Commercial Client" means the English and Spanish language versions (and other versions as agreed by SBC Sub and Operating Partnership in writing) of the Internet browser client software utilized by Prodigy and Operating Partnership at the Effective Date for the Apple Macintosh OS and Microsoft Windows platforms (and other platforms as agreed by SBC Sub and Operating Partnership in writing), in executable object-code version only, and any Upgrades or replacements thereto in executable object-code version only, including any Third Party software embedded therein.

          "Connectivity Software" means software drivers and small applications, in some cases unseen by the user, typically provided by Microsoft, SBC Sub, and Third Party vendors to allow networking drivers on the user's PC to communicate with the network being used, as mutually agreed by SBC Sub or Operating Partnership.

          "Content" means text, images, video, audio (including music included in synchronous or timed relation with visual displays) and other data, Products, Advertisements and software, including any modifications, upgrades, updates, enhancements and related documentation for any of the foregoing.

          "Control," including its various tenses and derivatives (such as "Controlled"), means, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

          "CPE" means customer premises equipment.

          "Customized Client" means versions of the Licensed Client which may be modified by or for Prodigy or Operating Partnership and are Marketed and distributed by SBC, its Affiliates and their respective distributors as a part of the Resold Prodigy Service or by Prodigy or Operating Partnership as a part of the Prodigy Service.

          "Deliver" including its various tenses and derivatives (such as "Delivered"), means providing a Retail ISP Service to an Internet service subscriber and distributing the appropriate client software to such subscriber.

          "Development Plan" has the meaning set forth in Section 5.3(a).

          "Development Projects" has the meaning set forth in Section 5.3(a).

          "Documentation" means the Client Documentation and Tools
Documentation.

          "DSL" means digital subscriber line.

          "Escalation Process" has the meaning set forth in Section 2.2(b).

          "Excess Broadband Subscribers" shall have the meaning assigned to such term in Section 3.4(d).

          "Excess Narrowband Subscribers" shall have the meaning assigned to such term in Section 3.4(d).

          "Exclusivity Termination Date" means the earliest to occur of (i) December 31, 2009, and any successive one year anniversary of such date, at which one Party shall have delivered to the other Party in writing at least 180 days prior to such date a notice stating that it does not wish to continue this Agreement (as it may be amended) and (ii) the occurrence of any Exclusivity Termination Event and the delivery by SBC of a notice terminating its exclusivity obligations hereunder.

          "Exclusivity Termination Event" means (x) any action by Prodigy or any of its Subsidiaries that facilitates or encourages any direct or indirect acquisition by a SBC Designated Entity of beneficial ownership of shares in Prodigy or any of its Affiliates entitling the holder to cast 15% or more of the votes in any election of directors in Prodigy or any of its Affiliates (other than through the issuance of shares), (y) the occurrence of an event referred to in Section 5.2(i)(ii), or (z) any material breach by Prodigy or Operating Partnership of any covenant or agreement contained in this Agreement as determined in accordance with Section 9.1(b) of this Agreement.

          "Executive Steering Committee" means a special committee of the Prodigy Board of Directors, which is established by Prodigy in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws and which consists of four members, two of whom are selected by the SBC Directors and two of whom are selected by Telefonos de Mexico, S.A. de C.V. and Carso Global Telecom, S.A. de C.V. The purpose of the Executive Steering Committee is to evaluate certain corporate actions of Prodigy, which are specified in the Amended and Restated By-Laws and which require the approval of the Executive Steering Committee prior to being submitted for the approval of the Prodigy Board.

          "GSP" means global services provider.

          "Home Page" means the first screen appearing to a user accessing a Retail ISP Service, including any personalized versions of such first screen customized by a user.

          "Intellectual Property" means all (i) patents and patent applications,
(ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, trade secrets, tangible or intangible proprietary information or materials, (vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

          "ISDN" means integrated service digital network.

          "ISP" means Internet service provider.

          "Legacy Subscribers" has the meaning set forth in Section 3.4(b).

          "Licensed Client" means versions of the Commercial Client modified, in executable object-code version only, including any Third Party software embedded therein, by or for Prodigy or Operating Partnership to remove (including by disabling access to, or the user interface of, without actually removing the code for) any functionality, Advertising, Brands and other references that would violate the exclusive rights granted to SBC in Section 3.5 of this Agreement, unless Operating Partnership determines, with the approval of SBC, that certain such functionality, Advertising, Brands or other references should not be removed, together with the Licensed Connectivity.

          "Licensed Connectivity" means the functionality, including drivers, data link library, Winsock, dialers and configuration files, necessary to provide connectivity for the Licensed Client through dial-up, local area network and Broadband Access connections as developed by or for Prodigy or Operating Partnership prior to the Closing Date for versions of the Licensed Client initially developed from the Commercial Client and existing at the Closing Date, in executable object-code version only.

          "Licensed Tools" means any and all software provided by Prodigy (whether produced by Prodigy or licensed to Prodigy by a Third Party) that facilitates the modification (either in appearance, performance or content) of the Customized Client.

          "Losses" means all direct losses, liabilities, suits, claims, costs, expenses (including reasonable attorneys' fees) and disbursements and costs of investigation, litigation, settlement, judgment and interest), penalties, fines, judgments and/or damages, and in no event shall include any indirect, consequential or special damages.

          "Market," including its various tenses and derivatives (such as "Marketed"), means, in any medium, to market, offer, advertise, promote, distribute, register a subscriber (including fulfilling an order), or complete a sale, as applicable given the context.

          "Marks" means the Prodigy Marks and SBC Marks.

          "Migration Plan" has the meaning assigned to such term in Section 3.4(c).

          "Narrowband" or "Narrowband Access" means Internet connectivity between an Internet service subscriber's location up to and including the backbone and any GSP with one or more speeds all of which are less than 144 kilobits per second downstream.

          "Narrowband Access Subscriber Commitment" has the meaning assigned to such term in Section 3.4(d).

          "Network Services" means Broadband Access and Other Network Services.

          "Non-SBC Telecommunications Offering" has the meaning set forth in
Section 3.5(b).

          "Nonsubscriber Revenue Performance Standard" shall have the meaning assigned to such term in Section 5.2(h).

          "Notice Period" has the meaning set forth in Section 7.2(a).

          "Other Network Services" means all types of connectivity and transport services required to Deliver the Prodigy Service between an Internet service subscriber's location and up to and including the backbone and any GSP, including but not limited to dial-up access, backbone, transport, and network management and integration services, but specifically excluding Broadband Access.

          "Participating Parties" has the meaning set forth in Section 7.1.

          "Performance Standards" has the meaning set forth in Section 5.2(e).

          "Person" means a natural person, a corporation, a limited liability company, a general or limited partnership, a trust, an estate, a joint venture, any Governmental Entity, or any other entity or organization.

          "Portal" means an interactive, browser based series of web sites featuring a broad selection of aggregated interactive Content (or navigation thereto) (e.g., an online service or search and directory service) and/or marketing a broad selection of Products across numerous interactive commerce categories (e.g., an online mall or other online commerce site other than electronic yellow pages), and all functionality included within such interactive site.

          "Pre-existing Commitments" means the contracts, licenses and other obligations or undertakings to which Prodigy and/or Operating Partnership is subject as set forth in various Schedules to the Strategic and Marketing Agreement.

          "Prodigy Board" means the Board of Directors as established pursuant to the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws and any successor board of directors or similar governing body of Prodigy.

          "Prodigy Marks" means the Prodigy and Prodigy Affiliate Brands set forth on Exhibit 3.1(a) to the Strategic and Marketing Agreement, together with any others adopted by Prodigy or Operating Partnership and used for the Prodigy Service from time to time. Operating Partnership shall notify SBC promptly in writing of any such other Prodigy Marks.

          "Prodigy Portal" means the English version of the portal currently accessible by the public via the Internet at the URL http://www.prodigy.net and/or such other URL or location(s) as Prodigy or Operating Partnership may designate for the Prodigy Service or the Resold Prodigy Service, including any successor or replacement implemented by Prodigy or Operating Partnership (on its own or through a Third Party) for such site(s), from time to time and all pages directly or indirectly linked to such address to the extent controlled by Prodigy or Operating Partnership and which include or could include any Prodigy or Operating Partnership branding and any successors or replacements for such address and pages.

          "Prodigy Service" means all Retail ISP Services offered from time to time by Prodigy or Operating Partnership to its customers.

          "Prodigy Subscriber" means any Person that subscribes to the Prodigy Service, either directly from Prodigy or Operating Partnership (including its distributors) or from SBC (including its distributors).

          "Product" means any product, good or service offered, sold, provided, distributed, or licensed directly or indirectly through: (a) a Portal (including through any interactive site linked to a Portal); (b) any other electronic means directed at subscribers who receive a Retail ISP Service (e.g., e-mail offers); or (c) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers made electronically to Internet users requiring purchasers to reference a specific promotional identified or tracking code.

          "Resold Prodigy Service" means the Prodigy Service, modified as provided in Section 3.1(b), that is purchased by SBC, its Affiliates or their respective distributors from Prodigy or Operating Partnership for resale. The minimum features, functions and components of the Resold Prodigy Service are listed in Exhibit 3.1, hereto.

          "Retail ISP Service" means any service for consumers and small businesses using any transport, any speed via any device providing connectivity to the Internet anywhere in the United States via a single IP address at any one time, integrated with the provision of e-mail services, access to Usenet newsgroups, chat or instant messaging and a default screen linking to an aggregation of a broad variety of Internet based Content and excludes any Web hosting services.

          "Sales Agency Agreement" shall have the meaning assigned to such term in the preamble to this Agreement.

          "SBC Brand Names" means the Brands utilized by SBC, Pacific Bell, Southwestern Bell, Nevada Bell, Ameritech, SNET and SBC Telecom. In the event SBC initiates a new brand name or a national brand of voice Telecommunications Service that utilizes a new brand name, the term "SBC Brand Names" shall include such new brand name(s). SBC shall notify Prodigy promptly in writing of any such other brand names.

          "SBC Designated Entity" means AOL, AT&T, MCI Worldcom, Sprint, Microsoft, BellSouth, US West/Qwest and Verizon and any of their respective Affiliates and any Person in which any of such companies or Affiliates owns a 25% or greater equity interest.

          "SBC Marks" means the SBC and SBC Affiliate Brands set forth on
Exhibit 5.1(b) to the Strategic and Marketing Agreement, together with any others adopted by SBC or its Affiliates and used for the Prodigy Service from time to time. SBC shall notify Prodigy promptly in writing of any such other SBC Marks.

          "SBC Subscriber" means any Subscriber that purchases a Retail ISP Service that utilizes the Resold Prodigy Service from SBC, its Affiliates or any of their respective distributors.

          "SBC Territory" means the states of California, Nevada, Connecticut, Texas, Missouri, Arkansas, Oklahoma, Kansas, Illinois, Indiana, Ohio, Michigan, Wisconsin and any other state in which SBC acquires 40% or more of the incumbent local exchange carrier lines.

          "Smart Pages" means the Internet site at the URL http://www.SmartPages.com.

          "Subscriber" means, with respect to any Retail ISP Service, a subscriber that has remained a subscriber for at least one monthly billing cycle (excluding any unpaid trial period) and has paid at least one monthly bill.

          "Telecommunications Advertisement" means an Advertisement related primarily to Telecommunications Services.

          "Telecommunications Services" means any of the following products or services: (a) long distance phone service, local phone service, wireless phone services, paging services, and any successors thereto; (b) all current and future ancillary services offered in conjunction with any of the services listed in (a), including voice mail, caller ID, call waiting, call forwarding, directory listing services, calling card services, toll calling plans and associated CPE and any successors thereto; (c) home and business security services, virtual private networks and associated CPE; and (d) any product or service that emulates or replicates the foregoing utilizing an IP protocol and/or the PSTN (including IP telephony, IP fax, unified messaging and Internet call waiting and associated CPE). Any issues between the Parties regarding the classification of a particular service (or failure to classify a particular service) as a Telecommunications Service shall be resolved by the Parties pursuant to the Escalation Process.

          "Third Party" means any Person other than Prodigy, Operating Partnership, SBC Sub, SBC or any of their respective Affiliates.

          "Tools Documentation" means the documentation included with the Licensed Tools, including any Upgrades thereto.

          "Traditional ISP Services" means any products or services that ISPs traditionally make available to their subscribers as part of their basic ISP offering, including Internet access, customer support, member services, billing, e-mail, bulletin boards, newsgroups, chat, instant messaging and personal Web space.

          "Transaction Expenses" means all governmental fees, sales, use and Transfer Taxes and charges incurred by any Party in connection with the transactions contemplated hereby, including all related fees and charges of counsel and financial advisors of any Party.

          "Transfer Taxes" means all federal, state, local or foreign sales, use or value-added taxes that may be imposed in connection with the transfer of assets, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

          "United States" means the 50 states of the United States of America, the District of Columbia and the Commonwealth of Puerto Rico.

          "Upgrade" means, with respect to each of the Commercial Client, Licensed Client, and Licensed Tools, any successor version or product (irrespective of its name) of the foregoing reflecting one or more modifications, upgrades, updates, enhancements, patches, "bug" fixes or other improvements to the foregoing that is: (a) generally available to end-users or
(b) licensed by Prodigy or Operating Partnership to Third Parties licensed to distribute the Commercial Client.

          "Value Added Data Services" means products or services that ISPs generally make available to their subscribers other than Traditional ISP Services including Web hosting (shared or dedicated), associated CPE and virtual private networks. Any issues between the Parties regarding the classification of a particular service (or failure to classify a particular service) as a Value Added Data Service shall be resolved by the Parties pursuant to the Escalation Process.

          "Work Product" means any reports, designs, computer software, documentation, inventions, discoveries, works of authorship, and other items made by or on behalf of a Party in providing services, including any and all Intellectual Property therein or with respect thereto, but expressly excluding from the foregoing any items that are: (a) preexisting as of the Closing Date; or (b) independently developed by or on behalf of a Party not pursuant to this Agreement.

                                   ARTICLE II
       AMENDMENT AND RESTATEMENT OF THE STRATEGIC AND MARKETING AGREEMENT

          2.1 Generally.
          ----- ---------

          (a) Pursuant to Section 11.6 of the Strategic and Marketing Agreement, the Parties mutually agree to amend and restate the Strategic and Marketing Agreement as of the Effective Date as provided in this Agreement and the Sales Agency Agreement, subject to and conditioned upon approval by the Prodigy Board on or before January 19, 2001.

          (b) The Parties agree to review all agreements and plans adopted pursuant to the Strategic and Marketing Agreement and determine their applicability and appropriateness in light of the Parties' rights and obligations under this Agreement and the Sales Agency Agreement. The Parties agree to use their reasonable best efforts to determine if such agreements and plans should be maintained, terminated, or amended and restated in order to properly reflect the Parties' intent, consistent with this Agreement and the Sales Agency Agreement. The resolution of any issues arising under the terms of this Section 2.1(b) shall be resolved pursuant to the Escalation Process.

          2.2 Single Point of Contact and Escalation Process.
          ---------------------------------------------------

          (a) For purposes of making binding interpretative decisions regarding matters arising under the terms of this Agreement, each of SBC and Prodigy shall designate a single point of contact. SBC's single point of contact shall be its Senior Vice President, Consumer Markets, who is currently Randall Stephenson. Prodigy's single point of contact shall be its Chief Operating Officer, who is currently Gregory Williams.

          (b) In the event that any Party determines that there exists an issue or issues as to any of the terms and conditions of this Agreement that requires resolution by the Parties, such Party shall notify the other Parties in writing that it wishes to resolve such issue and such notice shall include the terms and conditions that require resolution and a detailed written statement of the reasons why such Party believes the failure to resolve such issue would materially disadvantage such Party. In the event that a Party disagrees with the complaining Party's belief that such failure to resolve such issue would materially disadvantage the complaining Party (financially or competitively), representatives of each of SBC and Prodigy shall meet (in person or telephonically) in good faith and use commercially reasonable efforts to resolve whether such failure would materially disadvantage the complaining Party (financially and competitively). If the disagreement is not resolved within five Business Days, either Prodigy or SBC may request in writing that such disagreement be referred to SBC's President-Group Operations and Prodigy's Chief Executive Officer, who shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach an agreement as to whether such failure would materially disadvantage the complaining Party (financially and competitively). If such agreement is not reached by such officer representatives within five Business Days, the disagreement will be resolved pursuant to Article VII of this Agreement; provided, however, that for purposes of this process, any award to be made pursuant to Article VII shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in Section 7.2(f) (the foregoing process set forth in this Section 2.2, which shall also be used by the Parties to resolve certain disagreements among them as specified in the relevant provisions of this Agreement, being hereinafter referred to as the "Escalation Process").

                                  ARTICLE III

                              RESALE RELATIONSHIP

          3.1 Generally.
          --------------

          (a) Following the Effective Date, SBC, its Affiliates and their distributors shall purchase from Operating Partnership the Resold Prodigy Service and resell it to (i) Broadband Access subscribers procured by SBC, its Affiliates and their respective distributors, and (ii) Narrowband Access Business Customers procured by SBC, its Affiliates and their respective distributors. The Parties agree that following the Effective Date, (i) SBC, its Affiliates and their respective distributors that resell the Resold Prodigy Service shall be entitled to Market the

Resold Prodigy Service in accordance with the terms and subject to the conditions of this Agreement, and (ii) Prodigy and Operating Partnership will provide the Resold Prodigy Service to SBC, its Affiliates and their distributors for resale pursuant to the terms and subject to the conditions of this Agreement. As soon as practicable following the Effective Date, SBC, its Affiliates and distributors shall adopt and integrate Prodigy's or Operating Partnership's Internet ordering tools in its systems for procuring SBC Subscribers and shall use such ordering tools when acquiring and enrolling SBC Subscribers. To the extent consistent with SBC's usual and customary practices and consistent with applicable law, SBC, its Affiliates and their respective distributors, on the one hand, and Prodigy and Operating Partnership, on the other hand, shall provide access at their expense to their respective automated support systems as reasonably required by the other Party to enroll and provide the Resold Prodigy Service to SBC Subscribers, which shall be on similar terms and conditions such Party provides access to such automated support systems to Third Parties.

          (b) Notwithstanding any other term of this Agreement, following the Effective Date, the Resold Prodigy Service, including the Home Page for the Resold Prodigy Service, shall include the SBC Marks. The Resold Prodigy Service shall always be Co-Branded with such of the SBC Brands as SBC may request (which SBC Brands may vary depending on the portion of the SBC Territory, if any, in which such subscriber of the Resold Prodigy Service is located) on (i) the Home Page for the Resold Prodigy Service, (ii) every page directly or indirectly linked to the Home Page for the Resold Prodigy Service that is owned or controlled by Prodigy or Operating Partnership, and (iii) every other page in which any Prodigy or Operating Partnership Brand appears on every like page of the Prodigy Service unless, with respect to Section 3.1(b)(iii), pursuant to the Escalation Process, it is determined that such Co-Branding would materially disadvantage Prodigy or Operating Partnership financially. The SBC Marks shall be the primary Brand for the Resold Prodigy Service and the Prodigy Marks shall be used to designate the ISP components of the Resold Prodigy Service (e.g.; "SBC Internet with Prodigy" or "SBC Internet powered by Prodigy"). Each of Prodigy and Operating Partnership will continue such Co-Branding for one year after any termination of this Agreement if requested to do so by SBC in its sole discretion. Such Co-Branding shall be implemented in accordance with the Parties' reasonable guidelines for the use of such Parties' Intellectual Property, as provided in writing from time to time to the other Party.

          (c) Notwithstanding any other term of this Agreement, following the Effective Date, (i) the Prodigy Service that is Delivered to a subscriber of Prodigy or Operating Partnership whose billing address is within the SBC Territory or who is a retail local loop voice customer of SBC or any of its Affiliates to the extent such identification of such subscribers is commercially reasonable (it being understood and agreed by the Parties that identification of such subscribers is not currently commercially reasonable) shall always be Co-Branded with the Prodigy Marks and such of the SBC Marks as SBC may request (which SBC Marks may vary depending upon the location of the billing address for such subscriber of the Prodigy Service) on (i) the Home Page for the Prodigy Service, (ii) every page directly or indirectly linked to the Home Page for the Prodigy Service that is owned or controlled by Prodigy or Operating Partnership, and (iii) every other page of the Prodigy Service that includes the Prodigy Marks unless, with respect to Section 3.1(c)(iii), pursuant to the Escalation Process, it is determined by the Parties that such Co-Branding would materially disadvantage Prodigy or Operating Partnership financially; provided, that, in respect of any new states that become part of the SBC

Territory after the date hereof, each of Prodigy and Operating Partnership shall use its reasonable best efforts to implement this Section 3.1(c) with respect to such states or markets as soon as practicable, and (ii) each of Prodigy and Operating Partnership will continue such Co-Branding for one year after any termination of this Agreement if requested to do so by SBC. With respect to the Prodigy Service, the Prodigy Marks shall be the primary Brand for the Prodigy Service and the SBC Marks shall be secondary (e.g.; "Prodigy Internet powered by SBC DSL" or "Prodigy Internet powered by SBC"). Such Co-Branding shall be implemented in accordance with the Parties' reasonable guidelines for the use of such Parties' Intellectual Property, as provided in writing from time to time to the other Party. (d) With respect to all Subscribers procured by SBC, its Affiliates or their respective distributors (whether they are Prodigy's or Prodigy's Affiliates customers or SBC or SBC's Affiliates customers), SBC shall have the right to select the e-mail domain name (e.g.; "XXXX@prodigy.net," "XXXX@swbell.net," or any other domain name selected by SBC in its sole discretion); provided, however, Subscribers as of the Effective Date who subsequently change from Narrowband Access to Broadband Access, or vice versa, shall retain their existing e-mail domain unless such Subscriber requests otherwise.

          3.2 License to Marketing Materials.
          ----- -----------------------------

     Each of Prodigy and Operating Partnership shall grant to SBC and its Affiliates and their respective distributors of Resold Prodigy Services a non-transferable, non-exclusive, fully-paid, royalty-free right and license to use any marketing materials developed by Prodigy or Operating Partnership for the sole purpose of Marketing and reselling the Resold Prodigy Service, including the right to create derivative works based upon such Prodigy or Operating Partnership materials; provided, that, SBC include any proprietary rights, notices or legends included on the Prodigy or Operating Partnership materials. SBC shall provide Prodigy and Operating Partnership copies of all such derivative works at least 5 Business Days prior to their printing or duplication; provided, however, that in the event the use by SBC and its Affiliates or their respective distributors of such derivative works is not within Prodigy's and Operating Partnership's reasonable guidelines for the use of such derivative works, as provided in writing from time to time to SBC, the use of such derivative works will be subject to the consent of Prodigy and Operating Partnership (which consent shall not be unreasonably withheld).

          3.3 Exclusivity and Limits on Exclusivity.
          ----- ------------------------------------

          (a) Except as otherwise set forth in this Agreement, from and after the Closing Date and continuing until the Exclusivity Termination Date, SBC agrees that it and its Affiliates shall exclusively purchase, Market and resell the Resold Prodigy Service as the only Retail ISP Service within the United States purchased, Marketed or resold by SBC and its Affiliates to consumers and small businesses, and for a period of one year after the Exclusivity Termination Date, SBC shall not purchase, Market or resell on a stand-alone basis any other Retail ISP Service within the United States to Prodigy Subscribers; provided, however, that SBC and its Affiliates will be permitted to engage in mass market advertising during such one-year period; provided, further, that SBC and its Affiliates will only be subject to this one-year restriction in the event that the Exclusivity Termination Date results from SBC's delivery of a notice stating that it does not wish to continue this Agreement or SBC's material breach of this Agreement. Each Party understands and agrees that the Parties shall consult with each other with respect to new access technologies and new Retail ISP Services over time.

          (b) The exclusivity obligations set forth in Section 3.3(a) above shall not prohibit SBC or its Affiliates from (i) taking any action to preserve and retain SBC Subscribers or Legacy Subscribers, (ii) Co-Branding with a competitive Retail ISP Service any products or services offered by SBC or its Affiliates, (iii) entering into arrangements, including agreements to provide DSL services, with competitive Retail ISP Service providers or other Third Parties pursuant to which the competitive Retail ISP Service providers or other Third Parties Market or Deliver their services in conjunction with products or services of SBC or its Affiliates, (iv) listing competitive Retail ISP Services and service providers on its web sites or in its products so long as they are not more prominent than or otherwise treated more favorably than the Prodigy Service and assisting customers who refuse the SBC Retail ISP Service that includes the Resold Prodigy Service to select and procure competitive Retail ISP Services, (v) providing any individual products and services (other than a Portal) constituting a Retail ISP Service to a competitor whose services and products are branded under the competitor's marks or on a retail basis in bundles so long as such bundle does not constitute a Retail ISP Service, (vi) conducting activities as a seller and supplier of advertising and e- commerce through any medium, including electronic yellow pages or a Portal or (vii) Marketing any device not manufactured by or exclusively for SBC or its Affiliates and which includes a competitive Retail ISP Service so long as such Marketing efforts are not predominantly concentrated on the use of a dial-up analog, ISDN or DSL Retail ISP Service or product.

          3.4 SBC Subscribers and Legacy Subscribers.
          ----- ---------------------------------------

          (a) Following the Effective Date, SBC and its Affiliates that resell the Resold Prodigy Service shall have a direct contractual relationship with each SBC Subscriber and will retain responsibility for such SBC Subscribers that purchase the SBC Retail ISP Service which uses the Resold Prodigy Service for marketing, customer care, help desk support, billing, collection and payment, bad debt risk and credit issues. Notwithstanding anything to the contrary herein, SBC may subcontract the provision of these services (e.g., customer care, help desk support, billing, collection and payment, etc.) to Prodigy, Operating Partnership or any Third Party.

          (b) Following the Closing Date, SBC Sub shall retain a direct relationship (contractual, customer care, help desk support, billing, collection and payment, etc.) with each subscriber of SBC's Retail ISP Services (e.g. Pacific Bell Internet, SW Bell Internet, Nevada Bell Internet, SNET Internet, and Ameritech.net) as of the Closing Date ("Legacy Subscribers"), and SBC or its Affiliates shall resell the Resold Prodigy Service to all such Legacy Subscribers. Following the Closing Date, SBC Sub will retain responsibility for its Legacy Subscribers for billing, including bad debt risk and contractual relationships; provided, however, following the Effective Date Prodigy or Operating Partnership shall manage SBC's non- Business Customer Narrowband Access Legacy Subscribers in accordance with the migration plan (the "Migration Plan") summarized in Exhibit 3.4(c) hereto. Notwithstanding anything to the contrary herein, SBC may subcontract the provision of the services for which it is responsible (e.g., customer care, help desk support, billing and payment, etc.) to Prodigy, Operating Partnership or any Third Party.

          (c) Following the Effective Date, SBC, its Affiliates and their respective distributors shall purchase the Resold Prodigy Service from Operating Partnership and resell it to SBC Subscribers and Legacy Subscribers.

     Operating Partnership will set the wholesale price for the Resold Prodigy Service that is resold to SBC Subscribers and Legacy Subscribers who are receiving Broadband Access equal to the Base Wholesale Price reflected in the following chart for the corresponding period (the "Base Wholesale Price"); provided, however, the Base Wholesale Price will remain at $5.00 per month per Subscriber until the later of: (x) December 31, 2003 (the "Target Date") or (y) the month in which the number of SBC Subscribers receiving Broadband Access and the Resold Prodigy Service (the "SBC Broadband Access Subscribers") first equals or exceeds 3.5 million, provided that, if the number of SBC Broadband Access Subscribers did not equal or exceed 3.5 million on or before the Target Date, then the Base Wholesale Price shall remain at $5.00 per month until the month in which the number of SBC Broadband Access Subscribers first equals or exceeds 3.0 million but is less than 3.5 million, after which the Base Wholesale Price shall be $4.50 until the month within which the number of SBC Broadband Access Subscribers first equals or exceeds 3.5 million, after which the Base Wholesale Price shall be $4.00; provided further, however, if the number of SBC Broadband Access Subscribers equals or exceeds 3.0 million in any month prior to the Target Date then the Base Wholesale Price shall be $4.50 per month beginning on January 1, 2004 until such time that the number of SBC Broadband Access Subscribers is equal to or exceeds 3.5 million. With respect to each SBC Subscriber and Legacy Subscriber who is receiving Broadband Access, the Base Wholesale Price shall initially be paid for any month after the Effective Date. SBC or its Affiliate shall continue to pay to Operating Partnership the Base Wholesale Price for each SBC Subscriber and Legacy Subscriber who is receiving Broadband Access in respect of which it purchases from Operating Partnership the Resold Prodigy Service pursuant to this Section 3.4(c) on a monthly basis so long as such SBC Subscriber or Legacy Subscriber who is receiving Broadband Access (x) is (i) an SBC Subscriber or a Legacy Subscriber receiving Broadband Access during the month for which such payment is made or (ii) an SBC Subscriber or Legacy Subscriber who is receiving Broadband Access on a full or partial payment waiver pursuant to a SBC promotional offer and (y) has not cancelled the Resold Prodigy Service.

     In each calendar month, Operating Partnership will set the wholesale price for the Resold Prodigy Service that is resold to SBC Subscribers and Legacy Subscribers who are Business Customers receiving Narrowband Access equal to the Business Customer Narrowband Wholesale Price reflected in the following chart for the corresponding period (the "Business Customer Narrowband Wholesale Price"); provided, however, (i) the Business Customer Narrowband Wholesale Price shall be applicable only with respect to up to 100,000 such SBC Subscribers and Legacy Subscribers, and the Base Wholesale Price shall apply to such SBC Subscribers and Legacy Subscribers who are Business Customers receiving the Narrowband Access that are in excess of 100,000. With respect to each SBC Subscriber and Legacy Subscriber who is a Business Customer receiving Narrowband Access, the Base Wholesale Price or the Business Customer Narrowband Wholesale Price, as applicable, shall initially be paid for any month after the Effective Date. SBC or its Affiliate shall continue to pay to Operating

Partnership the Base Wholesale Price or the Business Customer Narrowband Wholesale Price, as applicable, for each SBC Subscriber and Legacy Subscriber who is a Business Customer receiving Narrowband Access in respect of which SBC, its Affiliates and their distributors purchases from Operating Partnership the Resold Prodigy Service pursuant to this Section 3.4(c) on a monthly basis so long as such SBC Subscriber or Legacy Subscriber who is a Business Customer receiving Narrowband Access (x) is (i) an SBC Subscriber or a Legacy Subscriber who is a Business Customer receiving Narrowband Access during the month for which such payment is made or (ii) an SBC Subscriber or Legacy Subscriber who is a Business Customer receiving Narrowband Access on a full or partial payment waiver pursuant to a SBC promotional offer and (y) has not cancelled the Resold Prodigy Service.


                Period                               Base Wholesale Price           Business Customer
                                                                               Narrowband Wholesale Price
-------------------------------------------------------------------------------------------------
January 1, 2001 to December 31, 2001                          $5.00                         $9.00
-------------------------------------------------------------------------------------------------
January 1, 2002 to December 31, 2002                          $5.00                         $9.00
-------------------------------------------------------------------------------------------------
January 1, 2003 to December 31, 2003                          $5.00                         $9.00
-------------------------------------------------------------------------------------------------
January 1, 2004 to December 31, 2004                          $4.00                         $4.00
-------------------------------------------------------------------------------------------------
January 1, 2005 to December 31, 2005                          $4.00                         $4.00
-------------------------------------------------------------------------------------------------
January 1, 2006 to December 31, 2006                          $4.00                         $4.00
-------------------------------------------------------------------------------------------------
January 1, 2007 to December 31, 2007                          $4.00                         $4.00
-------------------------------------------------------------------------------------------------
January 1, 2008 to December 31, 2008                          $4.00                         $4.00
-------------------------------------------------------------------------------------------------
January 1, 2009 to December 31, 2009                          $4.00                         $4.00
-------------------------------------------------------------------------------------------------

          (d) If in any of the following twelve (12) month periods, SBC, its Affiliates and its distributors of the Resold Prodigy Service in the aggregate procure fewer gross additional Broadband Access Subscribers than SBC's Broadband Access Subscriber Commitment for such period (set forth below), SBC or its Affiliate shall pay Operating Partnership the product of (i) six (6), (ii) the Base Wholesale Price applicable during such period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and
(iii) the difference between (A) the Broadband Access Subscriber Commitment for such period, and (B) the actual aggregate gross additional Broadband Access SBC Subscribers procured by SBC, its Affiliates and their respective distributors during such period; provided, however, for purposes of calculating the foregoing payment, the Broadband Access Subscriber Commitment for a Broadband Shortfall Period shall be reduced by three (3) for every Narrowband Access Subscriber procured by SBC, its Affiliates and their distributors (whether such Narrowband Access Subscribers are procured by SBC, its Affiliates or their distributors on behalf of Prodigy or its Affiliates pursuant to the Sales Agency Agreement or procured by SBC, its Affiliates or their distributors pursuant to this Agreement) that is in excess of the Narrowband Access Subscriber Commitment for such period. In addition, if in any of the following twelve (12) month periods, SBC, its Affiliates and its distributors in the aggregate procure fewer gross additional Narrowband Access Subscribers (whether such Narrowband Access Subscribers are procured by SBC, its Affiliates or their distributors on behalf of Prodigy or its Affiliates pursuant to the Sales Agency Agreement or procured by SBC, its Affiliates or their distributors pursuant to this Agreement) than SBC's

Narrowband Access Subscriber Commitment for such period (set forth below), SBC or its Affiliate shall pay Operating Partnership the product of (i) six (6),
(ii) the Base Wholesale Price applicable during such period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and (iii) the difference between (A) the Narrowband Access Subscriber Commitment for such period, and (B) the actual aggregate gross additional Narrowband Access SBC Subscribers procured by SBC, its Affiliates and their respective distributors during such period (whether such Narrowband Access Subscribers are procured by SBC, its Affiliates or their distributors on behalf of Prodigy or its Affiliates pursuant to the Sales Agency Agreement or procured by SBC, its Affiliates or their distributors pursuant to this Agreement); provided, however, for purposes of calculating the foregoing payment, the Narrowband Access Subscriber Commitment for such Narrowband Shortfall Period shall be reduced by one (1) for every three (3) Broadband Access Subscribers procured by SBC, its Affiliates and their distributors that is in excess of the Broadband Access Subscriber Commitment for such period.

     If in any of the following twelve (12) month periods (an "Excess Broadband Period"), SBC, its Affiliates and its distributors procure more gross additional Broadband Access Subscribers in such period than SBC's Broadband Access Subscriber Commitment for such period ("Excess Broadband Subscribers"), SBC or its Affiliate shall be entitled, at SBC's election, (i) to reduce the Broadband Access Subscriber Commitment for subsequent periods by the amount of the Excess Broadband Subscribers for such period, (ii) to offset amounts payable to Prodigy under this Section 3.4(d) in subsequent periods in an amount equal to the product of (A) the number of Excess Broadband Subscribers, (B) the Base Wholesale Price for such Excess Broadband Period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and
(C) six (6), or (iii) to receive a payment from Prodigy, but only up to the amount of any payments previously made by SBC to Prodigy or Operating Partnership pursuant to this Section 3.4(d), equal to the product of (A) the number of Excess Broadband Subscribers, (B) the Base Wholesale Price for such Excess Broadband Period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and (C) six (6).

     If in any of the following twelve (12) month periods (an "Excess Narrowband Period"), SBC, its Affiliates and its distributors procure more gross additional Narrowband Access Subscribers in such period (whether such Narrowband Access Subscribers are procured by SBC, its Affiliates or their distributors on behalf of Prodigy or its Affiliates pursuant to the Sales Agency Agreement or procured by SBC, its Affiliates or their distributors pursuant to this Agreement) than SBC's Narrowband Access Subscriber Commitment for such period ("Excess Narrowband Subscribers"), SBC or its Affiliate shall be entitled, at SBC's election, (i) to reduce the Narrowband Access Subscriber Commitment for subsequent periods by the amount of the Excess Narrowband Subscribers for such period, (ii) to offset amounts payable to Prodigy under this Section 3.4(d) in subsequent periods in an amount equal to the product of (A) the number of Excess Narrowband Subscribers, (B) the Base Wholesale Price for such Excess Narrowband Period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and (C) six (6), or (iii) to receive a payment from Prodigy, but only up to the amount of any payments previously made by SBC to Prodigy or Operating Partnership pursuant to this Section

3.4(d), equal to the product of (A) the number of Excess Narrowband Subscribers,
(B) the Base Wholesale Price for such Narrowband Excess Period, except for such period(s) in which the Base Wholesale Price is $5.00, in which case, solely for purposes of this calculation $6.00 shall be substituted for the Base Wholesale Price, and (C) six (6).

     The foregoing payments shall be made, if applicable, by SBC or its Affiliate to Prodigy annually; it being understood and acknowledged by the Parties that the payment related to any shortfall in the Narrowband Access Subscriber Commitment, if any, is the same as and not duplicative of SBC's Narrowband Access Subscriber Commitment payment in Section 3.6(b) of the Sales Agency Agreement.

                          Period                   Broadband Access Subscriber        Narrowband Access
                                                            Commitment               Subscriber Commitment
---------------------------------------------------------------------------------------------------
January 1, 2001 to December 31, 2001                          700,000                       100,000
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January 1, 2002 to December 31, 2002                          650,000                        75,000
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January 1, 2003 to December 31, 2003                          600,000                        50,000
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January 1, 2004 to December 31, 2004                          500,000                        25,000
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January 1, 2005 to December 31, 2005                          500,000                        25,000
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January 1, 2006 to December 31, 2006                          400,000                        25,000
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January 1, 2007 to December 31, 2007                          200,000                        25,000
---------------------------------------------------------------------------------------------------
January 1, 2008 to December 31, 2008                          100,000                        25,000
---------------------------------------------------------------------------------------------------
January 1, 2009 to December 31, 2009                          100,000                        25,000
---------------------------------------------------------------------------------------------------

          (e) With respect to Subscribers acquired by SBC, its Affiliates or their respective distributors from the Closing Date to the Effective Date who are receiving Broadband Access or who are Business Customers receiving Narrowband Access, payments due to SBC or its Affiliates from Prodigy or Operating Partnership for SBC's acquisition of such Subscribers under the terms of the Strategic and Marketing Agreement shall be waived by SBC and its Affiliates, and such Subscribers who are receiving Broadband Access or are Business Customers who are receiving Narrowband Access shall not be transferred to Prodigy or Operating Partnership, but shall be retained by SBC or its designated Affiliate. Such Subscribers shall be considered SBC Subscribers, and, as of the Effective Date, they shall receive the Resold Prodigy Service purchased by SBC or its Affiliates from Prodigy or Operating Partnership at the Wholesale Price on the same terms and conditions that SBC Subscribers are provided the Resold Prodigy Service.

          3.5 Telecommunications Services.
          ----- ----------------------------

          (a) Subject to the Pre-existing Commitments set forth in Schedule 2.8(i) of the Strategic and Marketing Agreement, in no event following the Closing Date will the Prodigy Service or the Resold Prodigy Service include any advertising or other promotion or product offering for a Telecommunications Service, Value Added Data Service, electronic yellow or white pages from any Person other than SBC or an Affiliate of SBC unless such action complies with the requirements of Section 5.2(b) of this Agreement and such exclusivity would materially disadvantage Operating Partnership (financially or competitively) as determined in accordance with Section 2.2(b) of this Agreement. Following the Closing Date, SBC and its Affiliates shall not offer any Telecommunications Service, Value Added Data Service, electronic yellow or white pages to any other ISP, which is comparable to Operating Partnership in terms of both product offerings and number of subscribers, with terms, prices and conditions more favorable than the terms, prices and conditions offered to Operating Partnership.

          (b) In the event Prodigy or Operating Partnership wishes to include in the Prodigy Service any such advertising or other promotion or product offering for a Telecommunications Service, Value Added Data Service, or electronic yellow or white pages from any Person other than SBC or an Affiliate of SBC (a "Non-SBC Telecommunications Offering") because (i) neither SBC nor any of its Affiliates offer such Telecommunications Service, Value Added Data Service, or electronic yellow or white pages and (ii) Prodigy or Operating Partnership believes the failure to include in the Prodigy Service any such advertising or other promotion or other product offering would materially disadvantage Prodigy or Operating Partnership (financially or competitively), Prodigy or Operating Partnership may refer resolution of such issue pursuant to the Escalation Process. If SBC agrees, or if it is determined through the Escalation Process, that Prodigy or Operating Partnership is permitted to include in the Prodigy Service a Non-SBC Telecommunications Offering, Prodigy in consultation and cooperation with SBC shall first use its commercially reasonable efforts to include in the Prodigy Service a Non-SBC Telecommunications Offering offered by a Person that is not a SBC Designated Entity. In the event that such Non-SBC Telecommunications Offering is not offered by a Person that is not a SBC Designated Entity, Prodigy and Operating Partnership may include in the Prodigy Service such Non-SBC Telecommunications Offering offered by a SBC Designated Entity so long as the term of the agreement pursuant to which Prodigy and Operating Partnership agree to do so is limited in its duration to one year or less or is otherwise terminable by Prodigy in its sole discretion on 60 days' notice or less.

          3.6 DSL Preference.
          ----- ---------------

     Each of Prodigy and Operating Partnership agrees that whenever a SBC-owned or controlled method of Broadband Access is available to a Broadband Access subscriber or potential subscriber, each of Prodigy and Operating Partnership shall offer the Prodigy Service to such subscriber only through such SBC-owned access unless the potential subscriber requests that the Prodigy Service be Delivered via a competitive Broadband Access and refuses Prodigy's or Operating Partnership's offer of the SBC-owned or controlled access.. In areas outside the SBC Territory where SBC owned or controlled Broadband Access is not available and where SBC or its Affiliates do not have a then present intention to provide Broadband Access in such territory, Prodigy or Operating Partnership may offer the Prodigy Service to Broadband Access subscribers through cable modem access or any other form of Broadband Access so long as Prodigy or Operating Partnership first notifies SBC of its intent to offer such cable modem access or other form of Broadband Access. Any issues regarding the implementation of the provisions of this Section 3.6 shall be resolved pursuant to the Escalation Process.

          3.7 Packaging.
          ----- ---------

     Prodigy and Operating Partnership acknowledge that SBC, its Affiliates and its distributors of the Resold Prodigy Service expect to offer the Resold Prodigy Service packaged with products and services of SBC and its Affiliates, including, but not limited to, SBC's DSL service, web hosting, e-commerce services, electronic yellow or white pages offerings and other Telecommunications Services and Value Added Data Services. SBC acknowledges that Prodigy and Operating Partnership, its Affiliates and their distributors of the Prodigy Service expect to offer the Prodigy Service packaged with products and services of Prodigy and its Affiliates, including, but not limited to, Prodigy's web hosting and/or e-commerce services, other than Telecommunications Services, Value Added Data Services, and electronic yellow or white pages services. SBC, SBC's Affiliates, Prodigy and Operating Partnership each agrees to work with the other and use commercially reasonable efforts to facilitate the packaging and integration by SBC and its Affiliates of such Resold Prodigy Service with SBC's and its Affiliates' products and services, including pricing, and conditions (taking into account volume requirements) that are not less favorable than those offered to any unaffiliated Third Party. In respect of this Section 3.7 and other provisions in the Agreement, the Parties agree to comply with the rules and regulations set forth in the Telecommunications Act of 1996.

          3.8 Access to Subscriber Information.
          ----- --------------------------------

          (a) Except to the extent prohibited by Law or confidentiality policies of general applicability of SBC or its Affiliates that have been communicated in writing to Prodigy and Operating Partnership, SBC will furnish Prodigy and Operating Partnership with such information concerning Legacy Subscribers that are managed by Prodigy and Operating Partnership as Prodigy and Operating Partnership may reasonably request. Except to the extent prohibited by Law or confidentiality policies of general applicability of Prodigy or Operating Partnership or any of their Affiliates that have been communicated in writing to SBC, each of Prodigy and Operating Partnership will furnish SBC with such information concerning SBC Subscribers and Legacy Subscribers SBC or its Affiliates may reasonably request.

          (b) Neither Prodigy nor Operating Partnership may directly or indirectly utilize any Subscriber information in connection with Marketing any Telecommunications Service, Value Added Data Service, or electronic yellow or white pages unless such action complies with the requirements of Section 3.5; provided, however, that in no event may Prodigy or Operating Partnership directly or indirectly utilize any Subscriber information in connection with Marketing any Telecommunications Service, Valued Added Data Service, electronic yellow or white pages of a SBC Designated Entity.

          3.9 Access to Arrangements.
          ----- ----------------------

     Following the Closing Date, each of Prodigy and Operating Partnership shall use its respective commercially reasonable efforts to allow SBC and SBC's Affiliates to have access to, participate in and benefit from Prodigy's and Operating Partnership's purchasing and distribution agreements including but not limited to Prodigy's and Operating Partnership's wholesale DSL contracts. Following the Effective Date, Prodigy or Operating Partnership may notify SBC of the types of purchasing and distribution agreements that Prodigy or Operating Partnership desires to participate in or benefit from, and each of SBC and SBC's Affiliates shall use its respective commercially reasonable efforts to allow Prodigy and Operating Partnership to participate in and benefit from such purchasing and distribution agreements that SBC or its Affiliates have or will have with Third Parties, subject to the terms and conditions of SBC's and its Affiliate's contracts with Third Parties, applicable law and SBC's or its Affiliates' discretion with respect to matters implicating its non-discriminatory obligations under applicable law.

                                   ARTICLE IV
                              INTELLECTUAL PROPERTY

          4.1 License Grants.
          ----- --------------

          (a) Subject to the terms and conditions of this Agreement, each of Prodigy and Operating Partnership hereby grants to SBC, its Affiliates and their respective distributors of the Resold Prodigy Service a non-transferable, royalty-free, fully-paid, non-exclusive license for the term of this Agreement to use the Prodigy Marks in the United States in connection with the identification, rendering, operation, Marketing and Delivery of the Resold Prodigy Service, including the Prodigy Portal for the Resold Prodigy Service and SBC's, its Affiliates' and their respective distributors' product packages that include the Resold Prodigy Service. Following the Closing, neither Prodigy nor Operating Partnership shall grant or permit to be granted any right to any SBC Designated Entity to use the Prodigy Marks to identify, render, operate, Market or Deliver a Retail ISP Service or any Telecommunications Services, Value Added Data Services, or electronic yellow or white pages, provided that either Prodigy or Operating Partnership may license SBC Designated Entities to use the Prodigy Marks in connection with any separate Prodigy products or services (other than those that in the aggregate constitute a Retail ISP Service) so long as the Prodigy Marks are appreciably less prominent than the identifying marks of the Retail ISP Service and do not create an impression of sponsorship by or ownership of such Retail ISP Service on the part of SBC or its Affiliate.

          (b) Subject to the terms and conditions of this Agreement, at the Closing SBC shall grant to each of Prodigy and Operating Partnership a non-transferable, royalty-free, fully-paid, non-exclusive license for the term of this Agreement to use the SBC Marks in the United States in connection with the identification, rendering, operation, Marketing and Delivery of the Prodigy Service, including the Prodigy Portal and product bundles including the Prodigy Service. Following the Closing, SBC shall not grant or permit any Third Party to use the SBC Marks to identify, render, operate, Market or Deliver a Retail ISP Service in the United States, provided that SBC may license third parties to use the SBC Marks in connection with any separate SBC products or services (other than those that in the aggregate constitute a Retail ISP Service) so long as the SBC Marks are appreciably less prominent than the identifying marks of the Retail ISP Service and do not create an impression of sponsorship or ownership of such Retail ISP Service.

          (c) Following the Closing, each of SBC, its Affiliates and its distributors of the Prodigy Service, on the one hand, and Prodigy and Operating Partnership, on the other hand, shall enter into such agreements, with respect to usage guidelines, quality standards, quality control monitoring and other matters as Prodigy and Operating Partnership and SBC, respectively, may reasonably request in order to protect their ownership interest in the Prodigy Marks and SBC Marks. SBC and Prodigy and Operating Partnership agree that they shall, at their own expense, bring and control legal proceedings or other actions to eliminate any infringement, misappropriation or other violation of its respective marks and that the other Party may not bring any such proceedings or take any such action unless Prodigy and Operating Partnership or SBC, as the case may be, has failed after a written request to do so to protect its interests and, in the case of Prodigy and Operating Partnership, such failure would materially disadvantage Prodigy or Operating Partnership (as determined in accordance with the Escalation Process).

          (d) Each of Prodigy and Operating Partnership jointly and severally represents and warrants to SBC with respect to the Prodigy Marks and each of SBC and SBC Sub represents and warrants to Prodigy and Operating Partnership with respect to the SBC Marks that (i) it or its Affiliate is the sole and exclusive owner of such marks and has the full right and authority to grant the licenses hereunder, (ii) such Marks do not infringe the trademark, trade name, service mark, logo or copyright rights or other intellectual property right of any Third Party and (iii) there are not any pending or threatened material claims of infringement, misappropriation or dilution against such marks.

          (e) SBC agrees to indemnify and hold harmless Operating Partnership, its Affiliates and permitted sublicensees, and the respective partners, directors, officers, employees and agents of any of the foregoing from and against any and all Losses that may be incurred by them to the extent arising out of or relating to Third Party claims that Operating Partnership's use of the SBC Marks as authorized or licensed by SBC hereunder infringes such Third Party's Intellectual Property rights.

          (f) Operating Partnership agrees to indemnify and hold harmless SBC, its Affiliates and permitted sublicensees, and the respective partners, directors, officers, employees and agents of any of the foregoing from and against any and all Losses that may be incurred by them to the extent arising out of or relating to Third Party claims that SBC's use of the Prodigy Marks as authorized or licensed by Prodigy or Operating Partnership hereunder infringes such Third Party's Intellectual Property rights.

          (g) Operating Partnership and SBC recognize and agree that the Prodigy Service, the Resold Prodigy Service, including the associated Prodigy Portal, and certain Internet sites of SBC and its Affiliates, will be available globally on the Internet and accordingly agree that each of Prodigy and Operating Partnership and SBC shall not be in breach of their respective licenses granted hereunder as a result of access by Internet subscribers to material containing the Marks on the Internet outside of the United States, incidental communications with persons located outside of the United States and the unintentional dissemination of Marketing materials outside the United States.

          (h) The licenses granted under this Section 4.1 shall commence on the Closing Date and continue for the term of this Agreement.

          4.2 Portal Intellectual Property.
          ----- ----------------------------

          (a) Each of Prodigy and Operating Partnership acknowledges that ownership of all proprietary rights in and to the SBC Content shall remain the property of SBC or its information provider, licensor or supplier. Each of Prodigy and Operating Partnership shall include any Intellectual Property notices, legends, symbols or labels appearing in the SBC Content on all copies thereof in the same manner as they appear in the SBC Content.

          (b) SBC acknowledges that ownership of all proprietary rights in and to the Prodigy Portal and Prodigy Content shall remain the property of Prodigy, Operating Partnership or their respective information provider, licensor or supplier.

          (c) Each of Prodigy and Operating Partnership shall enter into such agreements with respect to usage guidelines, quality standards and other matters as SBC may reasonably request in order to protect its ownership or other interest in the SBC Content.

          4.3 Future Products.
          ----- ---------------

          (a) Following the Closing Date, any Work Products developed in connection with Development Projects paid for by Prodigy or Operating Partnership ("Category I Work Product") shall be owned by and are the exclusive property of Prodigy or Operating Partnership, except that if SBC contracts to perform a Development Project on behalf of Prodigy or Operating Partnership, SBC shall reserve the perpetual right to use the methods, techniques, algorithms, knowledge, underlying design and architectural elements and reusable subroutines contained or used in Category I Work Products developed in connection with such Development Projects that are of general applicability, but not any actual code included therein.

          (b) For the term of this Agreement, each of Prodigy and Operating Partnership shall grant SBC on the Closing Date an irrevocable, fully-paid (except as expressly provided herein), worldwide, non-exclusive, transferable license to use, reproduce (in any medium), adapt, distribute, perform, display, modify and create derivative works of any such Category I Work Product, which license shall include the right to grant sublicenses, such license to be effective after final acceptance of such Category I Work Product by Prodigy or Operating Partnership in accordance with the terms of this Agreement and any agreement relating to a particular project; provided, that in connection with the grant of sublicenses, SBC shall pay Prodigy or Operating Partnership, as the case may be, on a quarterly basis not later than 30 days after the end of the quarter in which such royalties accrue, a royalty equal to a percentage of its revenues, net of direct costs, relating to the sublicensee's use of such Category I Work Product, such percentage to be mutually agreed by Prodigy or Operating Partnership, as the case may be, and SBC; provided, further, that if Prodigy or Operating Partnership, as the case may be, and SBC are unable to agree on such percentage, such percentage shall be determined in accordance with the Escalation Process; provided, however, that SBC shall not grant such sublicenses to a competitive Retail ISP Service provider.

          (c) To the extent SBC and Prodigy or Operating Partnership agree that SBC shall undertake a Development Project at SBC's expense (a "Category II Work Product") then all Work Products developed by SBC in connection with such Development Project shall be owned by and will be the exclusive property of SBC. In addition, to the extent SBC develops any product or service at its own expense that would be useful for the Prodigy Service, SBC shall make such product or service available to Prodigy and Operating Partnership, on commercially reasonable terms not later than the time it makes such product or service available for resale by any Third Party.

          (d) For the term of this Agreement, on the Closing Date SBC shall grant to Prodigy and Operating Partnership an irrevocable, fully-paid (except as expressly provided herein), worldwide, non-exclusive, transferable license to use, reproduce (in any medium), adopt, distribute, perform, display, modify and create derivative works of such Category II Work Products and distribute such Category II Work Products to its subscribers, which license shall include the right to grant sublicenses to facilitate the business of Prodigy and Operating Partnership; provided, that in connection with the grant of sublicenses, Prodigy or Operating Partnership, as the case may be, shall pay SBC, on a quarterly basis not later than 30 days after the end of the quarter in which such royalties accrue, a royalty equal to a percentage of its revenues, net of direct costs, relating to the sublicensee's use of such Category II Work Product, such percentage to be mutually agreed by Prodigy or Operating Partnership, as the case may be, and SBC; provided, further, that if Prodigy or Operating Partnership, as the case may be, and SBC are unable to agree on such percentage, such percentage shall be determined in accordance with the Escalation Process; provided, however, that neither Prodigy nor Operating Partnership shall grant such sublicenses to any provider of Telecommunications Services or Value Added Data Services, or its Affiliates.

                                   ARTICLE V
                           PRODUCT DEVELOPMENT; PORTAL

          5.1 Development of Client Software.
          ----- ------------------------------

          (a) Licensed Client; Connectivity. Following the Closing, each of Prodigy and Operating Partnership agrees that prior to obtaining a Commercial Client it shall contract for (a) the ability to remove (including by disabling access to, or the user interface of, without actually removing the code for) functionality, advertising, trademarks and other references from such Commercial Client, including any Upgrades thereto, if such items would violate the exclusive rights granted to SBC in Section 3.5 of this Agreement, or (b) the ability to package and integrate the Commercial Client with software used, owned, licensed, provided, or sold by SBC. In the event Operating Partnership is unable to contract for the ability to remove such functionality, advertising, trademarks and other references from such Commercial Client including any Upgrades thereto or the ability to package and integrate the Commercial Client with software used, owned, licensed, provided or sold by SBC, Operating Partnership shall not enter into a contract with such Commercial Client without the prior written consent of SBC (which consent shall not be unreasonably withheld). Operating Partnership shall obtain Documentation to reflect the removal of such functionality from such Commercial Client and the ability to package and integrate the Commercial Client with software used, owned, licensed, provided, or sold by SBC. Operating Partnership shall utilize Connectivity Software to Deliver the Prodigy Service.

          (b) Support. Operating Partnership shall provide the back-end technical support and assistance reasonably required by SBC for the Licensed Client, Licensed Tools and Customized Client on commercially reasonable terms.

          5.2 Prodigy Portal.
          ----- --------------

          (a) Provision of Prodigy Portal. The intent of the Parties is to enable Prodigy and Operating Partnership to Deliver a browser based Portal, within 90 days of the Closing Date, that is comparable in respect of quality, depth of content, and ability to generate revenue as the Portals used by other ISPs and that makes use of the functionality afforded by DSL access offered by SBC and other Third Parties. SBC may request that Prodigy add certain features and functionality to the Prodigy Portal that is Delivered pursuant to the Resold Prodigy Service that are in excess of Prodigy's requirement to maintain a competitive Portal as provided in this Section 5.2. Prodigy will consider adoption of such requested features and functionality upon mutually agreed terms and conditions, including allocation of the costs of the development and integration of such features and functionality that is requested by SBC, as the Parties may agree.

          (b) Procurement of Advertising for the Prodigy Portal. The Parties agree that, except as otherwise provided herein with respect to Telecommunications Services, Value Added Data Services, Smart Pages and any city guide service provided by SBC or its Affiliates, all Advertising for the Prodigy Portal shall be procured by Prodigy or Operating Partnership.

          (c) Prodigy Portal Generated Revenues. The Parties agree that, except as otherwise provided herein with respect to Telecommunications Services, Value Added Data Services, Smart Pages and any city guide service provided by SBC or its Affiliates, all Advertising revenue and e-commerce revenue generated from the Prodigy Portal or from any other channel owned or controlled by Prodigy or Operating Partnership shall belong to Prodigy or Operating Partnership with no sharing by Prodigy or Operating Partnership of revenue with SBC or its Affiliates.

          (d) Telecommunications and Value Added Data Services Advertisements and Products. Following the Closing, subject to Pre-existing Commitments set forth on Schedule 5.2(b), SBC shall have the exclusive right to sell and to place all of the Telecommunications Advertisements and Value Added Data Services Advertisements on the Prodigy Portal (subject to payment by SBC to Operating Partnership of rates that are the best rates offered by Operating Partnership to any unaffiliated Third Party for similar Advertisements on the Prodigy Portal on a non-exclusive basis) with no sharing by SBC or its Affiliates of revenue with Prodigy or Operating Partnership and provide all products for the provision of Telecommunications Services and Value Added Data Services to Subscribers of the Prodigy Service and the Resold Prodigy Service except to the extent such sale, placement or provision materially disadvantages Operating Partnership (either financially or competitively) as determined in accordance with the Escalation Process. Notwithstanding SBC's exclusive right to sell and place all of the Value Added Data Services Advertisements on the Prodigy Portal as described above, Operating Partnership may sell and place Advertisements on the Prodigy Portal (but not the Portal for the Resold Prodigy Service) relating to Prodigy's or its Subsidiaries' Web hosting services (shared or dedicated) that are provided directly by Prodigy or its Subsidiaries to its customers. Solely with respect to the Prodigy Service (but not the Resold Prodigy Service), in the event SBC does not offer a Telecommunications Service, Value Added Data Service, or electronic yellow or white pages which the Prodigy Board determines that Operating Partnership should provide, Operating Partnership shall notify SBC in writing that Operating Partnership wishes to provide such Telecommunications Service, Value Added Data Service, or electronic yellow or white pages. SBC shall have 60 days from receipt of such notification within which to provide or procure such service on a basis that does not materially disadvantage Operating Partnership (as determined in accordance with the Escalation Process) relative to competitive alternatives and if SBC fails to provide such service on such basis Operating Partnership shall be permitted to carry such services of a Third Party; provided, that, Operating Partnership in consultation and cooperation with SBC, shall first use its commercially reasonable efforts to procure such services from a Person that is not an SBC Designated Entity. In the event that Operating Partnership is unable to procure such services from a Person that is not an SBC Designated Entity, Operating Partnership may procure such services from an SBC Designated Entity so long as the term of the agreement pursuant to which Operating Partnership agrees to do so is limited to one year or less or is otherwise terminable by Prodigy in its sole discretion on 60 days' or less notice. If SBC subsequently obtains the ability to provide such services then, subject to the Pre-existing Commitments set forth in Schedule 5.2(b)(i) of the Strategic and Marketing Agreement or other commitments entered into in accordance with this Section 5.2(b) after the Closing Date, Operating Partnership will give SBC an opportunity to match the terms upon which any Third Party is providing such services and replace the Third Party as promptly as is commercially practicable if SBC does match such terms.

          (e) Non-Portal Transactions. Nothing herein shall prohibit SBC or its Affiliates from Marketing products and services to SBC Subscribers through channels other than the Prodigy Portal.

          (f) SBC Offerings On the Prodigy Portal for the Resold Prodigy Service. In addition to SBC's rights with respect to Telecommunications Services, Value Added Data Services and Smart Pages as provided in Section 5.2(d), SBC may request that Prodigy or Operating Partnership include certain Products and services on the Prodigy Portal for the Resold Prodigy Service, and Prodigy shall include such Product and service offerings on the Prodigy Portal for the Resold Prodigy Service on terms and conditions to be mutually agreed by the Parties, including a placement fee (which shall not be determined pursuant to a revenue share formula). Subject to SBC's rights with respect to Telecommunications Services, Value Added Data Services and Smart Pages as provided in Section 5.2(d), to the extent either Party offers or has a present plan to offer (verified by specific written plans) a Product or service that is competitive with any Product or service of the other Party (or present plan of such Party to offer a Product or service that is competitive with the other Party's offering or planned offering) on the Portal for the Resold Prodigy Service, the Parties will use their best faith efforts to agree upon the particular Product or service to be offered and the manner in which costs resulting from and revenues generated from such Product or service will be allocated between the Parties; provided, however, this cooperative process shall not have the effect of granting Prodigy or Operating Partnership veto rights with respect to the offering of (or decision not to offer) a particular Product or service. Any issues arising under the terms of this Section 5.2(f) shall be referred for resolution pursuant to the Escalation Process.

          (g)  Distribution of Smart Pages and City Guides.

                    (i) Following the Closing, the Parties agree that, except as required by the Pre-existing Commitments set forth in Schedule 5.2(b)(ii) of the Strategic and Marketing Agreement, the Prodigy Portal shall Deliver Smart Pages and any city guide services provided by SBC or its Affiliates (at SBC's sole expense) as the exclusive yellow and white pages and city guide offerings of the Prodigy Portal with no sharing by SBC of revenue with Prodigy or Operating Partnership (subject to payment by SBC to Operating Partnership of rates that are the best rates offered by Prodigy or Operating Partnership to any unaffiliated Third Party for the Delivery of similar services on the Prodigy Portal on a non-exclusive basis); provided, that, the foregoing exclusivity shall terminate to the extent and for so long as (x) Operating Partnership determines, based on objective criteria, that Smart Pages or a city guide, as the case may be, functionality has become inferior to competitive products in ways that materially disadvantages Operating Partnership (either financially or competitively) as determined in accordance with the Escalation Process and SBC has failed to correct such competitive or financial inferiority within six months after written notice from Operating Partnership of such inferiority and intention to add an additional electronic yellow or white pages or city guide or (y) neither SBC nor any of its Affiliates are able to provide such Smart Pages or city guide services.

                    (ii) Following the Closing, in no event shall the Prodigy Portal cease to Deliver Smart Pages or any city guide services of SBC or its Affiliates on the Prodigy Portal. The Parties agree that the operation of Smart Pages and city guide services by SBC (including any future development as an e- commerce mall or other functionality) shall not violate any exclusivity or other obligations of SBC under this Agreement.

          (h) Performance Standards.

     Following the Closing, the Prodigy Portal must demonstrate compliance with the following performance standards (the "Performance Standards"), to be measured on a quarterly calendar basis. The Prodigy Portal shall comply with the following performance standards, to be measured on a quarterly calendar basis: (i) nonsubscriber revenue per Subscriber will be substantially equivalent to or exceed the nonsubscriber revenue per subscriber of other competitive ISPs generated from their Portal, taking into account the relative size of subscriber base, access mix and other relevant factors to be mutually determined (the "Nonsubscriber Revenue Performance Standard"); provided, however, the Nonsubscriber Revenue Performance Standard shall not apply if, pursuant to the Escalation Process, it is determined that the failure to satisfy the Nonsubscriber Revenue Performance Standard results from SBC's or its Affiliates' exercise of their rights under Section 5.2(d), and (ii) the Prodigy Portal will be accessible to Subscribers on average of at least ninety-eight (98%) of the time, (excluding planned outages).

          (i) Remedies for Failure to Meet Performance Standards.

                    (i) Quarterly Failure. In the event that the Performance Standards are not met in any quarter, then representatives of Prodigy and SBC shall meet to discuss such underperformance and seek to identify ways to improve the performance of the Prodigy Portal. In the event that the Performance Standards are not met in any two consecutive quarters or any two quarters out of four consecutive quarters, then Prodigy and SBC shall meet to develop corrective actions and Prodigy and Operating Partnership shall use commercially reasonable efforts to implement such corrective actions.

                    (ii) Three Consecutive Quarters. The Prodigy Portal's failure to meet the Performance Standard in any three or more consecutive quarters after the Transition Date shall be an Exclusivity Termination Event.

          5.3 Product Development Details.
          ----- ---------------------------

          (a) Development Plan. On or before the Closing Date (for the calendar year of the Closing Date), and annually thereafter on a calendar year basis during the term of this

Agreement, in consultation with SBC, Operating Partnership shall prepare and adopt a twelve month plan, which plan shall be approved by the Prodigy Board (the "Development Plan") of the software and other development and related integration, support and maintenance activities that Prodigy or Operating Partnership desires to undertake, and other operating services each desires to obtain from SBC or Third Parties, in connection with the Prodigy Service during such twelve month period which shall be implemented through individual projects (the "Development Projects"). Each Development Plan shall be approved by the Prodigy Board prior to the adoption and implementation of such Development Plan and shall be updated quarterly. Each Development Plan shall include reasonable detail such as personnel requirements, budget and description of work to be done. Once approved by the Prodigy Board, the Development Plan may only be modified in any material respect with the approval of the Prodigy Board, provided that Prodigy Board approval of modifications shall not be required so long as the Development Plan is being implemented within the budget and general strategy set forth therein. Operating Partnership shall manage Development Projects substantially in accordance with the Development Plan.

          (b) Designation of Software. Following the Closing, the Parties shall use their best faith efforts to mutually agree upon the Commercial Client software and the Connectivity Software necessary for Delivery of the Resold Prodigy Service to SBC Subscribers; provided, however, this cooperative process shall not have the effect of granting Prodigy or Operating Partnership veto rights with respect to the selection or design of the Commercial Client software or the Connectivity Software. Any disagreement between the Parties as to the Commercial Client software or the Connectivity Software shall be resolved by the Parties pursuant to the Escalation Process.

          (c) Similar Software. Following the Closing, subject to the restrictions contained herein, SBC may develop software that is similar to software it has developed for Operating Partnership provided that such software is developed without reference to, or using any confidential information of Operating Partnership unless otherwise agreed in writing between SBC and Operating Partnership.

                                   ARTICLE VI
                                NETWORK SERVICES

          6.1 Network Services Packaged with the Resold Prodigy Service.
          ----- ---------------------------------------------------------

     The Parties agree that SBC or its Affiliates shall procure and package Network Services with the Resold Prodigy Service for Delivery to customers who purchase the Resold Prodigy Service from SBC or its Affiliates. SBC may procure such Network Services from its Affiliates, Prodigy or Third Parties.

          6.2 SBC Preference for Network Services.
          ----- -----------------------------------

     Subject to the Pre-existing Commitments set forth in Schedule 5.1(i) of the Strategic and Marketing Agreement, following the Closing, each of Prodigy and Operating Partnership shall offer SBC the first opportunity to provide all Network Services for Delivery of the Prodigy Service and shall, subject to
Section 6.3, utilize such Network Services provided by SBC.

Notwithstanding the foregoing, following the Effective Date, SBC and Prodigy shall meet to discuss and consider the benefits of Prodigy's or Operating Partnership's provision of Network Services for Business Customers Subscribers that are receiving Narrowband Access, taking into consideration, among other matters, Prodigy's and Operating Partnership's current contracts for Network Services and SBC's ability to provide and plans to provide Network Services to such subscribers. If SBC or its Affiliates and Prodigy or Operating Partnership agree that Prodigy shall provide such Network Services, such Network Services shall be provided by Prodigy or Operating Partnership at such rate, terms and conditions as are mutually agreed upon by the Parties.

          6.3 Qualifications on Preference.
          ----- ----------------------------

     The rights granted to SBC in the first sentence of Section 6.2 shall only apply to the extent SBC provides Network Services on terms that do not materially disadvantage Prodigy or Operating Partnership (as determined in accordance with the Escalation Process) as compared to terms available from a Third Party and with a service quality level competitive, in the aggregate, with that of Third Parties.

          6.4 Favored Pricing; Third Party Agreements.
          ----- ---------------------------------------

     To the best of its knowledge, following the Closing, SBC shall always offer Network Services to Operating Partnership at the best price that it offers such particular Network Service to any other similarly situated non-governmental Third Party purchaser of a similar type and quantity of such Network Services. To the extent SBC offers any Third Party Retail ISP Service access to any cable Broadband Access networks that are owned by Affiliates of SBC for the purpose of providing a Retail ISP Service, following the Closing, SBC shall make such cable Broadband Access available to Operating Partnership on at least equivalent terms and conditions. Each of Prodigy and Operating Partnership agrees that it shall not enter into any exclusive contracts with Third Parties for the provision of Network Services following the Closing. Following the Closing, each of Prodigy and Operating Partnership agrees that it shall not enter into any long-term contracts with Third Parties for the provision of Network Services without the consent of SBC (which consent shall not be unreasonably withheld).

          6.5 Day-to-Day Business Operations of Prodigy.
          ----- -----------------------------------------

     Subject to the Pre-existing Commitments as set forth in Schedule 4.2(b) and
Schedule 5.4(i) of the Strategic and Marketing Agreement or as contemplated by
Section 5.2(b), following the Closing, each of Prodigy and Operating Partnership shall use commercially reasonable efforts to acquire the Telecommunications Services for its day-to-day business operations (other than for the Delivery of the Prodigy Service) from SBC to the extent such Telecommunications Services are available to be provided by SBC; provided, that, Prodigy shall not be required to connect its current in-house security system to SBC's security system at its White Plains, New York offices, if any. Subject to compliance with applicable law, following the Closing, SBC shall offer such Telecommunications Services to Prodigy and Operating Partnership on terms that are no less favorable than those offered by SBC to other comparable ISPs.

          6.6 Technical Assistance by SBC.
          ----- ---------------------------

     Following the Closing, SBC shall provide on terms at least as favorable as those offered to any other similarly situated unaffiliated Third Party the technical support and assistance reasonably required by Prodigy and Operating Partnership in connection with the use by Prodigy and Operating Partnership of the Network Services.

          6.7 Global Services Provider.
          ----- ------------------------

     Following the Closing, SBC shall provide Network Services to Prodigy and Operating Partnership consistent with SBC's GSP obligations. Nothing in this Agreement shall require SBC to modify its existing, or enter into new, GSP contractual arrangements. Each of Prodigy, Operating Partnership and SBC, where required, shall comply with applicable GSP legal requirements. Subject to applicable legal requirements, SBC agrees to cooperate with the reasonable requests of Operating Partnership in connection with the management of GSP relationships. Following the Closing Date, each of Prodigy and Operating Partnership agrees that it will continue to comply with such GSP obligations, if applicable.

                                  ARTICLE VII
                               DISPUTE RESOLUTION

          7.1 Negotiation.
          ----- -----------

     In the event of any controversy or claim arising from or relating to this Agreement or the breach thereof (each, a "Claim"), SBC and SBC Sub, on the one hand, and Prodigy and Operating Partnership, on the other hand, shall use commercially reasonable efforts to resolve the Claim. To this end, representatives on the Prodigy Board of parties having an interest in the Claim (collectively, the "Participating Parties"), shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all Participating Parties. If they do not reach such solution within a period of 30 Business Days from the date of their first meeting, then the Participating Parties shall commence an arbitration in accordance with this Article VII.

          7.2 Arbitration.
          ----- -----------

     If the Claim is not resolved by negotiation by the conclusion of the negotiation period referred to above, such Claim shall be resolved by final and binding arbitration administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          (a) Any Participating Party desiring to commence arbitration shall send a written notice (an "Arbitration Notice") to the other Participating Parties and to the AAA describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days of the date of such notice (the "Notice Period"), any other Participating Party may, if such Participating Party does not agree with the description or statement of matters to be resolved, send an Arbitration Notice to the other Participating Parties and to the AAA describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days of the end of the Notice Period, the Participating Parties shall, if they can agree, select an arbitrator to resolve the dispute. In the event that the Participating Parties have not selected an arbitrator within ten Business Days of the end of the Notice Period, then the dispute shall be resolved by majority decision of a panel of three arbitrators, selected by the AAA in accordance with its rules.

          (b) In selecting arbitrators, the Participating Parties or the AAA shall select persons who are experienced in and knowledgeable about the information technology and telecommunications industries and are rendering no advice or services to, and within the past two years have rendered no material advice or services to, any party to this Agreement.

          (c) The place of arbitration shall be Austin, Texas.

          (d) The arbitrator(s) shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

          (e) At any time after the commencement of a proceeding hereunder, any Party may make an application to the arbitrators seeking injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved. Any Participating Party may also apply to any court having jurisdiction hereof at any time to seek injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

          (f) The award shall be made within one month of filing of the Arbitration Notice, and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the arbitrator(s) if necessary. The failure to meet these time limits shall not invalidate the award when rendered.

          (g) Except as required by law or by regulation, or with the consent of all parties involved in the proceeding, no party hereto shall disclose or disseminate any information relating to a Claim or to the dispute resolution proceedings called for hereby except for disclosure to those of its officers, employees, accountants, attorneys and agents whose duties reasonably require them to have access to such information.

          (h) The Participating Parties in the arbitration shall share equally the costs and expenses of the arbitration. Each Participating Party shall otherwise bear its own fees and expenses.

                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS

          8.1 Additional Agreements.
          ----- ---------------------

          (a) Each of Prodigy and Operating Partnership acknowledges that the transactions contemplated by this Agreement create a strategic relationship with SBC and in order to facilitate the fullest possible cooperation between Prodigy and Operating Partnership, on the one hand, and SBC and SBC Sub, on the other hand, each of Prodigy and Operating Partnership agrees for itself and its Subsidiaries that:

                    (i) they shall not issue or sell, or facilitate the issuance or sale, to any SBC Designated Entity of any equity or other voting securities of Prodigy or any Affiliate of Prodigy, or make any investment in the securities of or enter into any joint venture with any SBC Designated Entity;

                    (ii) they shall not enter into any agreement, arrangement or understanding with any SBC Designated Entity that includes any Co-Branding, co-Marketing, co-funded advertising or packaging of any Prodigy or Prodigy Affiliate name, product or service provided that the prohibitions in this Section 8.1(a)(ii), shall not prohibit Prodigy and its Affiliates from: (y) including the Prodigy Service in a bundle with any SBC Designated Entity products so long as the Prodigy Service is just one of several products in the bundle, the Prodigy Brand is used materially less prominently than that of the SBC Designated Entity and there is no Co- Branding or co-Marketing or co-funded advertising of the bundle or (z) agreeing to "ingredient branding" of a unique function which requires ingredient branding as a condition to its availability, that is competitively significant for Operating Partnership to offer its subscribers and which function Prodigy or Operating Partnership has been unable to obtain after 60 days of commercially reasonable efforts from SBC or any non-SBC Designated Entity; and

                    (iii) they shall not utilize any method of Internet access (e.g., cable, satellite or broadband wireless) obtained from any SBC Designated Entity unless such access is non-exclusive and available (by law or otherwise) to all Internet service providers, including Operating Partnership, on a non-discriminatory basis on the same terms and conditions.

          (b) Except as otherwise provided in Section 11.19(a), Operating Partnership and Prodigy, on the one hand, and SBC and SBC Sub, on the other hand, shall each bear their own Transaction Expenses.

          (c) As soon as practicable following the Effective Date, Prodigy and SBC shall use commercially reasonable, good faith efforts to negotiate and jointly prepare an initial marketing plan for Affinity and OEM programs and programs for Marketing and Delivering each Party's Retail ISP Service through national and regional retailers (the "Affinity and OEM Marketing Plan") covering the period from the date of adoption of such plan through the end of the calendar year in which such plan is adopted. Thereafter, the Parties shall prepare not later than October 1 of each year an Affinity and OEM Marketing Plan for the succeeding year. The Affinity and OEM Marketing Plan will include, among other things, plans, programs and policies for each of the Parties to Market and Deliver their respective Retail ISP Services consistent with the terms and conditions of this Agreement, the Sales Agency Agreement and applicable Law. Each Party may refer matters of disagreement regarding the provisions of the Affinity and OEM Marketing Plan for resolution pursuant to the Escalation Process.

          (d) Following the Effective Date, SBC and its Affiliates and Prodigy, Operating Partnership and its Affiliates agree to discuss new services that require the integration of the

Resold Prodigy Service with Telecommunications Services provided by SBC using their reasonable efforts to introduce these services to their joint customers in the most effective manner to meet market place demands. The Parties further agree that they may share revenues or pay bounties associated with these new jointly developed and offered services in a manner to be determined by the Parties, negotiating in good faith, at a later time, which shall take into consideration the costs incurred by each Party that are associated with each Parties' role in the development, integration and provision of these services. Each Party may refer matters relating to implementation of this Section 5.2(d) that require resolution as between the Parties pursuant to the Escalation Process.

          8.2 Customer Care.
          ----- -------------

          (a) SBC or its Affiliates shall be responsible for all Tier 1 and Tier 2 customer service for SBC Subscribers, specifically regarding administrative issues, billing inquiries, Network Services and the Resold Prodigy Service. Consistent with the foregoing, SBC or its Affiliates shall be responsible for maintaining the "Help" pages for the Resold Prodigy Service, and Prodigy or Operating Partnership will provide SBC or its Affiliates the appropriate tools and access, including the appropriate tools and access to Prodigy's systems and software, to perform Tier 2 support. Prodigy or Operating Partnership shall provide sufficient training and other information to SBC and its Affiliates in order to enable SBC and its Affiliates to provide such Tier 1 customer support with respect to the Resold Prodigy Service. The Parties will negotiate in good faith, and agree upon, Prodigy's or Operating Partnership's minimum service level agreements for the Resold Prodigy Service that are designed to minimize the number of Tier 1 and Tier 2 customer service inquiries.

          (b) Prodigy or Operating Partnership shall be responsible for all Tier 1 and Tier 2 customer service for their customers regarding administrative issues, billing inquiries and the Prodigy Service.

          (c) SBC shall provide all Tier 2 and higher customer service for SBC Subscribers and Prodigy customers regarding Network Services provided by SBC or its Affiliates.

          (d) Prodigy or Operating Partnership shall be responsible for all Tier 3 and higher customer service for SBC Subscribers regarding the Resold Prodigy Service and for Prodigy's customers regarding the Prodigy Service, including, in each case, fulfillment issues and issues relating to e-mail, news and radius.

Each Party shall bear all costs of providing customer care (including costs for all facilities, employees, hardware and software) with respect to the customer care matters for which it is responsible under the terms of this Agreement.

                                   ARTICLE IX
                                  TERMINATION

          9.1 Termination of Agreement.
          ----- ------------------------

          (a) This Agreement shall terminate upon the earliest to occur of the following: (i) the mutual written consent of SBC and Prodigy by action of their respective boards of directors to so terminate this Agreement; and (ii) the Exclusivity Termination Date; provided, that, following the occurrence of an event referred to in clause (x) of the definition of Exclusivity Termination Event that SBC does not utilize to declare an Exclusivity Termination Date,
Article VI shall survive until the later of the ninth anniversary of the date of this Agreement and the second anniversary of such event.

          (b) (i) In the event one Party materially breaches or fails to perform any of its material obligations under this Agreement, the other Party (the "Notifying Party") may notify the allegedly breaching Party (the "Receiving Party") of such breach or failure (a "Breach Notice") and the Parties shall first meet in good faith to try to determine whether a material breach has occurred, and if so, an appropriate manner for correcting or otherwise addressing such breach or failure, with a preference where appropriate for a remedy other than termination, and establish a plan for the prevention of similar breaches or failures in the future. The Receiving Party shall use commercially reasonable efforts to remedy promptly any such breach or failure.

                    (ii) In the event the Parties disagree over whether such breach or failure has occurred or such breach or failure is not cured within 30 days after the Receiving Party's receipt of such breach notice, or, in the case of a breach or failure that is not capable of being remedied, the Parties cannot reach agreement on an appropriate manner for addressing such breach or failure, other than termination, either of the Parties may request in writing that such matter be referred to the senior management officers of each of the Parties designated in Section 2.2, hereof, for an appropriate resolution. Upon such a request, such senior management officers of each of the Parties shall meet in good faith to determine an appropriate manner for addressing such breach or failure, with a preference where appropriate for a remedy other than termination.

                    (iii) In the event such breach or failure is not cured within 30 days after the referral of the matter to such senior management officials, or, in the case of a breach or failure that is not capable of being remedied, the Parties cannot reach agreement on an appropriate manner for addressing such breach or failure, other than termination, within such 30 day period, the Notifying Party shall have the right to commence an action affirming the existence of such breach or failure and may terminate this Agreement only upon receipt of a final arbitral award pursuant to Article VII of this Agreement affirming the existence of such breach or failure; provided, however, that for purposes of this Section 9.1(b)(iii), any award to be made pursuant to Article VII shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in Section 7.2(f) of this Agreement.

                    (iv) Notwithstanding the foregoing, in the event that any such breach or failure occurs again within 120 days of the Receiving Party's receipt of a Breach Notice for the first such breach or failure, the Notifying Party shall have the right to terminate this Agreement immediately only upon receipt of a final arbitral award pursuant to Article VII of this Agreement affirming the existence of such breach or failure and that such breach or failure was material; provided, however, that for purposes of this Section 9.1(b)(iv), any award to be made pursuant to Article VII shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in Section 7.2(f) of this Agreement. Termination in accordance with Section 9.1(b)(iii) or 9.1(b)(iv) shall be immediately effective upon the receipt by the Receiving Party of written notice of the final arbitral award affirming the existence of such breach or failure and termination from the Notifying Party. This Section 9.1(b) shall not in any way limit any Party's right to seek injunctive relief or any other remedy available at law or in equity prior to any termination of this Agreement.

                                   ARTICLE X
                         REPRESENTATIONS AND WARRANTIES

          10.1 Representations and Warranties of Prodigy and Operating
          ------ -----------------------------------------------------
          Partnership.
          -----------

     Each of Prodigy and Operating Partnership jointly and severally hereby makes the following representations and warranties to SBC and SBC Sub:

          (a) Authorization; Enforcement. Subject to and conditioned upon approval by the Prodigy Board on or before January 19, 2001, (i) each of Prodigy and Operating Partnership has all requisite corporate power and authority to execute and to deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms, (ii) each of Prodigy and Operating Partnership has taken all necessary action to authorize the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, and (iii) this Agreement is a valid and legally binding obligation of each of Prodigy and Operating Partnership, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b) Compliance with Law and Obligations. The execution and delivery by each of Prodigy and Operating Partnership of this Agreement do not and the performance by each of Prodigy and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy and Operating Partnership of the transactions contemplated hereby will not, violate any provision of any law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to Prodigy or Operating Partnership, or violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or bylaws of Prodigy, the Amended and Restated Certificate of Incorporation of Prodigy or the Amended and Restated By-Laws of Prodigy or the Certificate of Limited Partnership of Operating Partnership or the comparable governing instruments of any of their respective Subsidiaries, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material contract to which Prodigy or Operating Partnership is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of Prodigy or Operating Partnership or any of their Subsidiaries. Schedule 10.1(b) sets forth a correct and complete list of material Contracts of Prodigy and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

          (c) Consents and Approvals. All notices, reports or other filings required to be made by Prodigy or Operating Partnership, and all consents, registrations, approvals, permits, authorizations and orders of Governmental Entities or other third parties required to be obtained by Prodigy or Operating Partnership, in connection with the execution and delivery of this Agreement by each of Prodigy and Operating Partnership, the performance by each of Prodigy and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy and Operating Partnership of the transactions contemplated hereby have been made or obtained.

          10.2 Representations and Warranties of SBC and SBC Sub.
          ------ -------------------------------------------------

     Each of SBC and SBC Sub jointly and severally hereby makes the following representations and warranties to Prodigy and Operating Partnership:

          (a) Authorization; Enforcement. Each of SBC and SBC Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Each of SBC and SBC Sub has taken all necessary action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of each of SBC and SBC Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b) Compliance with Law and Obligations. The execution and delivery by each of SBC and SBC Sub of this Agreement do not, and the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby will not, violate any provision of any law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to SBC or SBC Sub, or violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or bylaws of SBC or SBC Sub, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material Contract to which SBC or SBC Sub is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of SBC or any of its Subsidiaries.

          (c) Consents and Approvals. All notices, reports or other filings required to be made by SBC or SBC Sub, and all consents, registrations, approvals, permits, authorizations and orders of Governmental Entities or other third parties required to be obtained by SBC or SBC Sub in connection with the execution and delivery of this Agreement by each of SBC and SBC Sub, the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby, have been made or obtained.

                                   ARTICLE XI
                                 MISCELLANEOUS

          11.1 Assignment.
          ------ ----------

     Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties hereto. For purposes of this Section 11.1, the following transactions shall be deemed an assignment of this Agreement that shall require the other Parties' written consent: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than by shareholders of record as of the Effective Date, of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of a Party, and (ii) with respect to Prodigy, the occupation of a majority of the seats (other than vacant seats) on the Prodigy Board by persons who were neither (A) nominated by SBC or its Affiliates, nor
(B) appointed by directors so nominated. Any attempted assignment that does not comply with this Section 11.1 shall be void.

          11.2 Governing Law; Venue; Waiver of Jury Trial.
          ------ ------------------------------------------

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH AND SUBJECT TO THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

          The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the Federal court of the United States of America located in the State of Texas solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Texas State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.4 of this Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 11.2.

          11.3 Counterparts.
          ------ ------------

     This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and may be executed by facsimile signature. All counterparts shall collectively constitute one and the same Agreement.

          11.4 Notices.
          ------ -------

     In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered: (a) if delivered in person, on the date of such delivery; (b) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail; or (c) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission provided that notice is also sent on the same day by one of the methods set forth in (a) or
(b) above. Such notice or other communication shall be sent to the following address(es) (or such other address(es) as a Partner may designate from time to time in writing):

               If to SBC or SBC Sub:

                    Randall Stephenson
                    Senior Vice President-Consumer Markets
                    SBC Communications Inc.
                    175 East Houston Street, Room 1224
                    San Antonio, Texas 78205
                    Telecopy:  (210) 370-1290
                    Telephone:  (210) 351-5260

               With a copy, which shall not constitute notice, to:

                    Mr. Wayne Watts
                    Vice President and Assistant General Counsel
                    SBC Communications Inc.
                    175 East Houston Street, Room 4-H-60
                    San Antonio, Texas 78205
                    Telecopy:  (210) 351-3257
                    Telephone:  (210) 351-3476

               If to Prodigy or Operating Partnership:

                    Gregory G. Williams
                    Executive Vice President and COO
                    Prodigy Communication Corporation
                    6500 River Place Blvd.
                    Building III
                    Austin, Texas 78730

                    Telecopy:  (512) 527-1199
                    Telephone: (512) 527-1200

               With copies, which shall not constitute notice, to:

                    General Counsel
                    Prodigy Communication Corporation
                    6500 River Place Blvd.
                    Building III
                    Austin, Texas 78730

                    Telecopy:  (512) 527-1199
                    Telephone: (512) 527-1150

          11.5 Entire Agreement.
          ------ ----------------

     The terms and conditions contained in this Agreement (including the exhibits and/or schedules attached hereto) constitute the entire agreement between or among the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between the Parties with respect to the subject matter of this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of any other Party that is not set out or referred to in this Agreement.

          11.6 Amendment.
          ------ ---------

     Except as expressly provided otherwise in this Agreement, this Agreement may be varied, amended or extended only by the written agreement executed and delivered by duly authorized officers or representatives of the respective Parties.

          11.7 Severability.
          ------ ------------

     In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable Order or judgment (each such provision, an "invalid provision"), then such provision shall be severed from this Agreement and shall be inoperative, and the Parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the Parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable Law, rule or regulation makes it unlawful for a Party to comply with any of its obligations hereunder, the Parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such Law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible.

          11.8 Headings; Recitals.
          ------ ------------------

     The descriptive headings of the articles and sections of this Agreement and its Schedules and Exhibits and the recitals herein are inserted for convenience only and do not constitute a part of this Agreement.

          11.9 No Waiver of Rights.
          ------ -------------------

     No failure or delay on the part of a Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. No waiver shall be effective unless in writing signed by the waiving Party.

          11.10 Remedies Cumulative.
          ------- -------------------

     Unless expressly provided otherwise herein, all rights and remedies granted to each Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies otherwise available to such Party at law or in equity.

          11.11 No Agency.
          ------- ---------

     Each of the Parties hereto is an independent contractor and shall have no right, power or authority to assume or create any obligation or responsibility on behalf of any of the other Parties. This Agreement shall not create or imply, or be construed to create or imply, any partnership, association, agency, or joint venture between or among the Parties.

          11.12 No Third Party Beneficiaries.
          ------- ----------------------------

     This Agreement is entered into solely among, and may be enforced only by, the Parties hereto. This Agreement shall not be deemed to create any rights in any Third Parties, including suppliers, customers and employees of any Party, or to create any obligations of a Party to any such Third Parties.

          11.13 Force Majeure.
          ------- -------------

     If any circumstance beyond the reasonable control of any Party occurs which delays or renders impossible the performance of that Party's obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Parties in writing as soon as practicable, but in no event more than ten days, after the occurrence of such force majeure. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Partner who fails because of force majeure to perform its obligations hereunder shall use commercially reasonable efforts to implement work-arounds or otherwise minimize the length of the delay and to resume promptly performance upon the cessation of the force majeure. Events of force majeure shall include war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, power outages, and acts of God; provided, however, that, in the event that a change in any applicable Law, rule or regulation makes it unlawful for a Party to comply with any of its obligations hereunder and could be considered an event of force majeure, the characterization of such change in Law, rule or regulation as an event of force majeure shall be without prejudice to the obligations of the Parties under Section 11.7 above.

          11.14 Further Assurances; Affiliates.
          ------- ------------------------------

     In addition to any other obligations set forth in the Agreement, each Party agrees to take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement. Unless otherwise expressly set forth herein, any agreement by a Party to take or refrain from taking any action shall constitute an agreement by such Party to cause each of its Subsidiaries, and to use all reasonable best efforts to cause each of its Affiliates, to so act or refrain from acting.

          11.15 Export Controls.
          ------- ---------------

     Each Party agrees to comply fully with all relevant export laws and regulations of the United Sates to ensure that no information or technical data provided pursuant to this Agreement is exported or re-exported directly or indirectly in violation of law.

          11.16 Negotiated Terms.
          ------- ----------------

     Each Party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between the Parties of all risks (both known and unknown) associated with the transactions contemplated by this Agreement.

          11.17 Principles Of Construction.
          ------- --------------------------

     In this Agreement and all other attached Schedules, Exhibits or Attachments to this Agreement, unless otherwise expressly indicated or required by the context:

                    (a) reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

                    (b) references in this Agreement to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re- enacted, redesignated, amended or extended from time to time and references herein or in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms;

          (c) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

                    (d) the words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term;

                    (e) accounting terms used herein but not defined herein shall have their respective meanings provided under U.S. GAAP;

                    (f) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or its Schedules or Exhibits shall refer to this Agreement and its Schedules and Exhibits as a whole and not to any particular provision hereof or thereof, as the case may be; and

                    (g) any reference herein to a time of day means the time of day in Austin, Texas.

          11.18 Confidentiality.
          ------- ---------------

     The Parties shall maintain the confidentiality of this Agreement and of any provisions of this Agreement in accordance with any applicable laws, rules and regulations.

          11.19 Taxes.
          ------- -----

          (a) Payments. All payments under this Agreement shall be made exclusive of any applicable taxes and shall be made free and clear of, and without reduction for (and the payor shall be responsible for and shall indemnify the payee against), any applicable federal, state, local or foreign sales, use or value-added taxes pertaining to the payments under this Agreement (but specifically excluding taxes based upon the net income of the payee). At the payee's request, the payor shall promptly furnish the payee with receipts evidencing the payment of any taxes referred to in the preceding sentence. The payor and the payee shall cooperate with each other in minimizing any applicable tax and in obtaining any exemption from or reduced rate of tax available under any applicable law.

          11.20 Treatment in Accordance with Future Transactions.
          ------- ------------------------------------------------

     Each of Prodigy and Operating Partnership agrees that it shall provide SBC with copies of all agreements and documentation that could reasonably be construed to impact SBC's rights or obligations hereunder that Prodigy or Operating Partnership enters into with any Third Party ("Third Party Agreement"). If SBC reasonably believes that any such Third Party Agreement materially disadvantages SBC with respect to its obligations and rights under this Agreement, SBC may request a determination, pursuant to the Escalation Process, whether SBC has been or will be materially disadvantaged as a result of such Third Party Agreement and seek appropriate remedies therefor.

          IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

                              SBC COMMUNICATIONS INC.



                              By:       /s/ Don Kiernan
                                 -----------------------------------------
                                 Name:  Don Kiernan
                                 Title: Senior Executive Vice President,
                                        Treasurer and CFO


                              SBC  INTERNET COMMUNICATIONS, INC.



                              By:       /s/ Don Kiernan
                                 -----------------------------------------
                                 Name:  Don Kiernan
                                 Title: Vice President


                              PRODIGY COMMUNICATIONS CORPORATION



                              By:       /s/ Charles Foster
                                 -----------------------------------------
                                 Name:  Charles Foster
                                 Title: Chairman, CEO & President


                              PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                              By: Prodigy Communications Corporation, as
                                  general partner of Prodigy Communications
                                  Limited Partnership


                              By:       /s/ Charles Foster
                                 -----------------------------------------
                                 Name:  Charles Foster
                                 Title: Chairman, CEO & President

                                  EXHIBIT 3.1
                           THE RESOLD PRODIGY SERVICE

Consistent with the terms and conditions of this Agreement, Prodigy or Operating Partnership shall provide the Resold Prodigy Service with the following features:

Client Software

     o Prodigy will produce Prodigy-branded client software for all Dial customers. This software will include at least:

          1.   Prodigy installation application

          2.   Prodigy "bootstrap" dialer w/ phonebook application

          3.   Prodigy version of MSIE or other browser

          4.   Prodigy Instant Messenger application

          5.   Visual Networks connection data collection client

          6.   Prodigy "tray orb" application

          7.   Prodigy-branded desktop icons

          8.   Help files and online documentation as necessary

          9. In addition, the software kit may include additional value-added software depending on the nature of the kit.

     o Prodigy will create Prodigy-branded client software for DSL customers that it acquires through its own channels and in areas outside of SBC's traditional service region. This software will include all of the above, with the following modifications:

          1.   DSL client will include PPPOE client software

          2. DSL client may include different "connection monitoring" tools than the dial kit

          3. DSL client kit may include viewers or other clients for broadband content, as determined by Prodigy.

     o Under terms of a wholesale agreement, Prodigy will produce a SBC Regionally- branded version of its DSL client software kit for use by SBC. SBC may choose to include or have Prodigy remove certain components from its regionally- branded software builds, but all builds will at the very least include the following:

          o Prodigy bootstrap application for providing updates (and serving ads)

          o Prodigy Instant Messenger. This may require additional fees for Prodigy's third-party partner)

          o    Prodigy "skinned" version of MSIE or other browser

          o A dialer application (to be used by SBC DSL customers when roaming); which will include:

               o Prodigy's phonebook and dialer application (may be co-branded)

               o    Visual Networks connection quality monitoring client

          o SBC may elect to package this software along with other software or in a separate installation process, as long as all of the above elements are properly installed by the modified installation.

Network access

     o Prodigy will support Radius authentication for all dial customers and all DSL customers using PPPOE connections

Registration

     o Prodigy will maintain a registration process that will support the provisioning of internet-related services for all dial and DSL customers.

     o    The registration process will perform the following functions:

          1. Capture customer contact information such as Name, address, and phone number.

          2. Capture and authenticate at least one method of payment, specifically including:

               (S)  BTN billing authentication

               (S)  Credit card billing "dollar-dip" authorization

          3.   Provision a username and password for network authentication

          4. Create a POP3 accessible email box using the same unique username and password

          5.   Enable a personal web page and/or user directory entries

     o While there is a minimum set of information that must be captured in order to successfully complete the registration process, the process itself is somewhat flexible and lends itself to incorporation into many acquisition channels. Therefore, Prodigy can provide:

          1.   Registration into unique "branded" domains

          2.   Re-branding of standard registration flows

          3. Access to web-based interfaces that can be used to successfully complete a registration

          4. Documentation on Prodigy-standard API's for integration of internet service registration into POS retail systems, proprietary Customer Service systems, etc.

     o Prodigy recommends that for customers using BTN billing, the registration process should include collection of a second "Method of Payment" that can be used for e-commerce transactions, micropayments, etc.

Email

     o    Prodigy's email platform includes:

          1.   SMTP support for outbound mail

          2.   POP3 support for incoming mail

          3.   Brandable HTML interface for access to POP3 mailboxes on Prodigy

          4.   Brandable WML interface for access to POP3 mailboxes on Prodigy

          5.   "Prodigy Message Manager" controls , which include:

               o    Vacation or "away" messaging w/ user-definable controls...

               o    Formatting and forwarding to wireless devices

               o    Spam blocker

               o    User-configurable message blocking

               o "Aliasing" and forwarding to other prodigy-controlled domains

     o    Prodigy will provide email services for all dial and DSL customers

     o    Prodigy will maintain a number of email domains on SBC's behalf

     o Customers who migrate between SBC internet products or between Prodigy and SBC will not be required to change their email address.

     o Prodigy's email platform is integrated with its instant messaging product, usenet news system and bulletin boards

Instant Messaging

     o Prodigy will provide use of its Instant Messaging service, including client software and additional server-based pieces from providing certain alerts, etc on a user's portal.

USENET Newsgroups

     o Prodigy will provide news reader service at a capacity of not more than 128kbps to all DSL and dial customers

     o Prodigy maintains and will continue to maintain a "complete" news feed (minus specifically flagged software piracy groups.)

Web Hosting

     o Prodigy and SBC will continue to maintain separate platforms for providing web hosting services to small and medium sized businesses

     o Prodigy will provide technical points of contact to ensure a smooth transition from prodigy's web hosting service to SBC's web hosting service, should the customer so desire

     o SBC may purchase from Prodigy features related to the PIM product which would allow web site owners to communicate with their customers


Subscriber Communications
-------------------------

Prodigy may communicate online, including distributing e-mails, using buttons and banners, and other online communications to all Subscribers. SBC or its Affiliate may communicate online and offline, including distributing e-mails, direct mail, using buttons and banners, and other communications to all SBC Subscribers. Prodigy will provide SBC, for review to and approval by SBC, those communications that reference SBC products or services.

Consistent with the terms and conditions of this Agreement, Prodigy will have responsibility for the design and branding of the Prodigy websites, including the member site and the Prodigy.com site. This includes the design "look and feel," features and other services.

                                 EXHIBIT 3.4(C)
                               THE MIGRATION PLAN

                                                                    MIGRATION                       DAY 1
---------------------------------------------------------------------------------------------------------------------
Business Dial                Current Status                Customers are migrated to     SBC begins PRGY service
                                                           Prodigy consumer portal or    with SBC choice of domain
                                                           a to be built business        name for email.
                                                           portal if desired by SBC,
                                                           and Prodigy email services.
---------------------------------------------------------------------------------------------------------------------
                             Channel                       SBC sales channel selling     SBC sales channel selling
                                                           Resold Prodigy Service dial   Resold Prodigy Service dial
                                                           up internet service.          up internet service.
---------------------------------------------------------------------------------------------------------------------
                             Fulfillment                   TBD                           TBD
---------------------------------------------------------------------------------------------------------------------
                             Billing                       SBC will bill all customers   SBC will bill all customers
---------------------------------------------------------------------------------------------------------------------
                             Provisioning                  Migration process will        Customers provisioned at
                                                           automatically provision       the point of sale using
                                                           customers on Prodigy          Prodigy on-line tools, or
                                                           infrastructure                through existing or new
                                                                                         feeds with Prodigy's
                                                                                         systems.
---------------------------------------------------------------------------------------------------------------------
                             Homepage                      SBC Powered by Prodigy        SBC Powered by Prodigy.
---------------------------------------------------------------------------------------------------------------------
                             Authentication                Customers authenticate on     Customers authenticate on
                                                           Prodigy's infrastructure      Prodigy's infrastructure
---------------------------------------------------------------------------------------------------------------------
                             Email                         Legacy Customers on Prodigy   New customers acquired
                                                           email platform but retain     through SBC channel
                                                           SBC domain names              provisioned on Prodigy
                                                                                         email platform with SBC
                                                                                         domain names
---------------------------------------------------------------------------------------------------------------------
                             Customer Care                 All customers serviced by     All customers serviced by
                                                           SBCIS outsourced call center  SBCIS outsourced call center
---------------------------------------------------------------------------------------------------------------------
                             Network Services              TBD                           TBD
---------------------------------------------------------------------------------------------------------------------
DSL                          Current Status                Migration will need to        SBC begins selling SBC
                                                           occur prior to Day 1          branded service and SBC
                                                           activities                    choice of domain name for
                                                                                         email.
---------------------------------------------------------------------------------------------------------------------





---------------------------------------------------------------------------------------------------------------------
                             Channel                       SBC sales channel selling     SBC sales channel selling
                                                           SBC DSL internet service.     SBC DSL internet service.
---------------------------------------------------------------------------------------------------------------------
                             Fulfillment                   TBD                           TBD
---------------------------------------------------------------------------------------------------------------------
                             Billing                       SBC will bill all customers   SBC will bill all customers
---------------------------------------------------------------------------------------------------------------------
                             Provisioning                  Migration process will        Customers provisioned at
                                                           automatically provision       the point of sale using
                                                           customers on Prodigy Resold   Prodigy on-line tools, or
                                                           Prodigy Service               through existing or new
                                                                                         feeds with Prodigy's
                                                                                         systems.
---------------------------------------------------------------------------------------------------------------------
                             Homepage                      Provided by Prodigy and       Provided by Prodigy and
                                                           branded with SBC powered by   branded with SBC powered by
                                                           Prodigy.                      Prodigy.....................
---------------------------------------------------------------------------------------------------------------------
                             Authentication                Customers authenticate on     Customers authenticate on
                                                           Prodigy's infrastructure      Prodigy's infrastructure
---------------------------------------------------------------------------------------------------------------------
                             Email                         Legacy Customers on Prodigy   New customers acquired
                                                           email platform but retain     through SBC channel
                                                           SBC domain names              provisioned on Prodigy
                                                                                         email platform with SBC
                                                                                         choice of domain names
---------------------------------------------------------------------------------------------------------------------
                             Customer Care                 All customers serviced by     All customers serviced by
                                                           SBC call center (can be       SBC call center (can be
                                                           outsourced)                   outsourced)
---------------------------------------------------------------------------------------------------------------------
                             Network Services              Network Services provided     Network Services provided
                                                           by SBC                        by SBC
---------------------------------------------------------------------------------------------------------------------